Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NUANCE COMMUNICATIONS, INC.

VERTIGO ACQUISITION CORPORATION

VLINGO CORPORATION

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

AND

STOCKHOLDER REPRESENTATIVE

Dated as of December 16, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Employee Proprietary Information, Inventions and Non-Competition Agreement

Exhibit B	Form of Certificate of Merger

Exhibit C	Form of Letter of Transmittal

Exhibit D	Description of Escrow Agent’s Money Market Account

Exhibit E	Customer Identification Program

Schedules

Company Disclosure Schedule

Schedule 6.2(c) - Liens

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THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 16, 2011 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Vertigo Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Vlingo Corporation, a Delaware corporation (the “Company”), U.S. Bank National Association, to act as escrow agent hereunder, and as a party to this Agreement solely with respect to Article VII and Section 10.1 herein (the “Escrow Agent”), and Izhar Armony, who will serve as the representative of the Company’s stockholders and optionholders, and is referred to herein from time to time as the “Stockholder Representative.”

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

C. A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.

D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Concurrent with the execution and delivery of this Agreement, as a material inducement to the Company to enter into this Agreement, Parent is paying to the Company, by wire transfer of immediately available funds, the sum of $30,000,000 (the “Upfront Payment”).

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, certain individuals are entering into Employee Proprietary Information, Inventions, Non-Competition and No-Hire Agreements, each in substantially the form attached hereto as Exhibit A (the “Employee Proprietary Information, Inventions and Non-Competition Agreements”), with Parent or the Surviving Corporation, as determined by Parent.

G. NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger

. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation is hereinafter referred to as the “Surviving Corporation.”

1.2 Effective Time

. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable following the execution and delivery hereof by the parties hereto, conditioned upon the satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street N.W., Fifth Floor, Washington, D.C. 20006, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit B, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL (the date and time the Merger becomes effective in accordance with the provisions of the DGCL shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger

. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.

1.4 Formation Documents

.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Vlingo Corporation.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Management

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(a) Directors of Company. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.

(b) Officers of Company. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Effect of Merger on the Capital Stock of the Constituent Corporations

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(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “280G Stockholder Approval” shall have the meaning ascribed to such term in Section 5.11 hereof.

(ii) 280G Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code.

(iii) “Accounts Payable” means accounts payable, notes payable and other payables generated in connection with the business of the Company and the Company Subsidiaries.

(iv) “Accounts Receivable” means accounts receivable, notes receivable and other receivables generated in connection with the business of the Company and the Company Subsidiaries.

(v) “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) any merger, consolidation or other form of business combination with or involving the Company, or (ii) the sale, license, disposition or acquisition of all or substantially all of the business or assets of the Company.

(vi) “Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation as to which written notice has been provided to the applicable party.

(vii) “Aggregate Vested Option Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Company Vested In the Money Options.

(viii) “Aggregate Vested Warrant Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Company Warrants.

(ix) “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations and the Bribery Act 2010, as the same may be amended, and any subsidiary legislation and regulation thereunder, or any other applicable United Kingdom anti-corruption or anti-bribery legislation or regulation.

(x) “Balance Sheet Date” shall have the meaning ascribed to such term in Section 2.7(a) hereof.

(xi) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

(xii) “Calculation Date” means the earlier of (i) the Closing Date and (ii) the date, on or after January 1, 2012, when all of the Specified Conditions have been satisfied as if the Closing were to occur on such date. Without limiting the foregoing, upon receipt of written notice from the Company that all of the Specified Conditions have been satisfied as of a specified date pursuant to clause (ii) above, Parent shall promptly provide a written response, in good faith either (a) acknowledging that the Specified Conditions have been satisfied as of such date, or (b) describing in reasonable detail any of the Specified Conditions that it considers unsatisfied as of such date.

(xiii) “Cancelled Company Indebtedness Amount” shall have the meaning ascribed to such term in Section 5.13 hereof.

(xiv) “Cause”, with respect to any Key Employee, shall have the meaning ascribed to such term in the Offer Letter between such Key Employee and Parent or Surviving Corporation.

(xv) “Certificate of Merger” shall have the meaning ascribed to such term in Section 1.2 hereof.

(xvi) “Charter Documents” shall have the meaning ascribed to such term in Section 2.1 hereof.

(xvii) “Closing” shall have the meaning ascribed to such term in Section 1.2 hereof.

(xviii) “Closing Date” shall have the meaning ascribed to such term in Section 1.2 hereof.

(xix) “COBRA” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(xx) “Code” means the United States Internal Revenue Code of 1986, as amended.

(xxi) “Common Stockholder” shall mean any holder of any Company Common Stock that is issued and outstanding immediately prior to the Effective Time.

(xxii) “Company 401(k) Plan” shall have the meaning ascribed to such term in Section 5.10 hereof.

(xxiii) “Company Authorizations” shall have the meaning ascribed to such term in Section 2.17 hereof.

(xxiv) “Company Capital Stock” shall mean shares of Company Common Stock and Company Preferred Stock.

(xxv) “Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.

(xxvi) “Company Common Stock Deemed Outstanding” shall mean the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus the number of shares of Company Common Stock underlying the Company Vested In the Money Options and the Company Warrants immediately prior to the Effective Time, plus the number of shares of Company Common Stock issuable upon conversion of all of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

(xxvii) “Company Indebtedness” shall mean any Indebtedness of the Company or any Company Subsidiaries.

(xxviii) “Company Employee Plan” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(xxix) “Company Intellectual Property” shall have the meaning ascribed to such term in Section 2.14(a)(iii) hereof.

(xxx) “Company Material Adverse Effect” shall mean any change, event or effect that is or is reasonably likely to be materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and any Company Subsidiaries, taken as a whole; provided, however, that the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been a “Company Material Adverse Effect”: (A) any changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (B) any changes generally affecting the industry in which the Company and the Company Subsidiaries participate or the markets in which they operate; (C) any changes relating to or required by GAAP; (D) any changes in, or required by, applicable Laws or other binding directives issued by any Governmental Entity or the interpretation thereof; (E) any effect resulting from the execution, announcement or performance of this Agreement and the other transactions contemplated by this Agreement; (F) any adverse change, event or effect arising or resulting from any action taken by Parent, Sub or their representatives or due to the Company’s compliance with Article IV or V hereof, provided, that with respect to any action set forth in Section 4.1, the Company has informed Parent that compliance could reasonably result in a Company Material Adverse Effect; or any action taken by the Company on or after the date of this Agreement at the written request or with the written consent of Parent or any of its representatives; and (G) any effect of earthquakes, hurricanes, floods or other natural disasters, acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the threat thereof.

(xxxi) “Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person, each of which is listed on Section 2.2(b) of the Disclosure Schedule, that are issued and outstanding immediately prior to the Effective Time.

(xxxii) “Company Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, taken together.

(xxxiii) “Company Registered Intellectual Property Rights” shall have the meaning ascribed to such term in Section 2.14(b) hereof.

(xxxiv) “Company Source Code” shall have the meaning ascribed to such term in Section 2.14(o) hereof.

(xxxv) “Company Stock Certificates” shall have the meaning ascribed to such term in Section 1.9(c) hereof.

(xxxvi) “Company Subsidiary” shall have the meaning ascribed to such term in Section 2.3 hereof.

(xxxvii) “Company Unvested Options” shall mean all Company Options that are unvested immediately prior to the Effective Time.

(xxxviii) “Company Vested In the Money Option” shall mean a Company Vested Option having an exercise price per share less than the Estimated Merger Consideration Per Share.

(xxxix) “Company Vested Options” shall mean all Company Options that are vested (and have not been exercised) immediately prior to the Effective Time.

(xl) “Company Warrants” shall mean all issued and outstanding warrants or other rights (including commitments to grant warrants or other rights, but excluding Company Options) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person, each of which is listed on Section 2.2(b) of the Disclosure Schedule.

(xli) “Conflict” shall have the meaning ascribed to such term in Section 2.5(a) hereof.

(xlii) “Continuing Employee” shall have the meaning ascribed to such term in Section 5.9 hereof.

(xliii) “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

(xliv) “Current Balance Sheet” shall have the meaning ascribed to such term in Section 2.7(a) hereof.

(xlv) “Customers” shall have the meaning ascribed to such term in Section 2.26(a) hereof.

(xlvi) “DGCL” shall have the meaning ascribed to such term in the recitals hereof.

(xlvii) “Dissenting Shares” shall have the meaning ascribed to such term in Section 1.7(a) hereof.

(xlviii) “Dissenting Share Payments” shall have the meaning ascribed to such term in Section 1.7(c) hereof.

(xlix) “DOJ” shall have the meaning ascribed to such term in Section 5.12 hereof.

(l) “DOL” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(li) “Effective Time” shall have the meaning ascribed to such term in Section 1.2 hereof.

(lii) “Employee” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(liii) “Employee Agreement” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(liv) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

(lv) “ERISA” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(lvi) “ERISA Affiliate” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(lvii) “Escrow Amount” shall mean an amount in cash equal to $15,000,000.

(lviii) “Escrow Participants” shall mean all Stockholders, Vested In the Money Optionholders, holders of Company Warrants and holders of Cancelled Unvested Stock Options.

(lix) “Estimated Merger Consideration Per Share” shall mean the quotient obtained by dividing (1) the sum of the Merger Consideration, plus the aggregate exercise price of all Company Vested Options and all Company Warrants, by (2) the sum of the number of shares of Company Capital Stock outstanding immediately prior to the Effective Time, plus the number of shares of Company Common Stock underlying the Company Vested Options and the Company Warrants.

(lx) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(lxi) “Exchange and Paying Agent” shall have the meaning ascribed to such term in Section 1.9(a) hereof.

(lxii) “Excess Third Party Expenses” shall have the meaning ascribed to such term in Section 5.4 hereof.

(lxiii) “Financials” shall have the meaning ascribed to such term in Section 2.7(a) hereof.

(lxiv) “FTC” shall have the meaning ascribed to such term in Section 5.12 hereof.

(lxv) “FMLA” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(lxvi) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(lxvii) “Governmental Entity” shall have the meaning ascribed to such term in Section 2.6 hereof.

(lxviii) “Hazardous Materials” means any material, emission, or substance that has been designated by a Governmental Entity to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including without limitation, asbestos-containing materials (ACM), and petroleum and petroleum products or any fraction thereof.

(lxix) “HIPAA” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(lxx) “Incorporated Open Source Software” shall have the meaning ascribed to such term in Section 2.14(p) hereof.

(lxxi) “Indebtedness” shall mean all Liabilities, including any applicable principal, penalties (including with respect to any prepayment thereof) interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar obligations, or (iii) in the nature of guarantees of the obligations described in the preceding clauses (i)–(ii).

(lxxii) “Indemnified Parties” shall have the meaning ascribed to such term in Section 7.2 hereof.

(lxxiii) “Intellectual Property Rights” shall have the meaning ascribed to such term in Section 2.14(a)(ii) hereof.

(lxxiv) “Interim Financials” shall have the meaning ascribed to such term in Section 2.7(a) hereof.

(lxxv) “International Employee Plan” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(lxxvi) “IRS” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(lxxvii) “Key Employees” shall have the meaning ascribed to such term in Section 6.2(m) hereof.

(lxxviii) “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of David Grannan, Michael Phillips, John Nguyen, Charles Rutledge, Christopher Barnett and Thomas Barone.

(lxxix) “Law” shall mean any foreign, federal, state or local law, statute, regulation, constitution, ordinance, code, edict, rule, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award or arbitration award of a Governmental Entity, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Entity (including, for the sake of clarity, common law).

(lxxx) “Lease Agreements” shall have the meaning ascribed to such term in Section 2.13(a) hereof.

(lxxxi) “Leased Real Property” shall have the meaning ascribed to such term in Section 2.13(a) hereof.

(lxxxii) “Letter of Transmittal” shall have the meaning ascribed to such term in Section 1.9(c) hereof.

(lxxxiii) “Liabilities” shall have the meaning ascribed to such term in Section 2.8 hereof.

(lxxxiv) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(lxxxv) “Loss” and “Losses” shall have the meaning ascribed to such term in Section 7.2 hereof.

(lxxxvi) “Material Contract” shall have the meaning ascribed to such term in Section 2.15 hereof.

(lxxxvii) “Merger Consideration” shall mean an amount equal to $225,000,000, minus the Net Third Party Expenses, minus the aggregate amount of Company Indebtedness (for the avoidance of doubt, excluding the Cancelled Company Indebtedness Amount), consisting of, at the option and in the sole discretion of Parent, either one or the other or any combination of (x) cash delivered by wire transfer of immediately available funds and/or (y) that number of fully paid, nonassessable shares of Parent Common Stock equal to the number obtained by dividing the dollar amount of the portion of such Merger Consideration elected by Parent to be paid in stock by the Parent Common Stock Trading Price; provided, however, that (i) not more than 50% of the Merger Consideration shall consist of Parent Common Stock and (ii) the Escrow Amount shall be in the form of cash.

(lxxxviii) “Merger Consideration Per Share” shall mean the quotient obtained by dividing (1) the Net Merger Consideration by (2) the Company Common Stock Deemed Outstanding.

(lxxxix) “Net Merger Consideration” shall mean an amount equal to the sum of (1) the Merger Consideration plus (2) the Aggregate Vested Option Exercise Amount plus (3) the Aggregate Vested Warrant Exercise Amount.

(xc) “Net Proceeds” shall have the meaning ascribed to such term in Section 8.4(b)(i) hereof.

(xci) “Objection Notice” shall have the meaning ascribed to such term in Section 7.4(c) hereof.

(xcii) “Offer Letter” shall have the meaning ascribed to such term in Section 5.9 hereof.

(xciii) “Officer’s Certificate” shall have the meaning ascribed to such term in Section 7.4(b) hereof.

(xciv) “Officials” shall have the meaning ascribed to such term in Section 2.24(b) hereof.

(xcv) “Option Exchange Ratio” shall have the meaning ascribed to such term in Section 1.6(c)(ii) hereof.

(xcvi) “Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.

(xcvii) “Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

(xcviii) “Parent Common Stock Trading Price” shall mean the volume-weighted sales price per share rounded to four (4) decimal places of Parent Common Stock on the Nasdaq Global Select Market for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the thirteenth (13th) Business Day and concluding at 4:00 p.m. New York time on the third (3rd) Business Day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.”

(xcix) “Parent Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and any of its subsidiaries, taken as a whole.

(c) “Payment Schedule” shall have the meaning ascribed to such term in Section 1.8 hereof.

(ci) “PBGC” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(cii) “Pension Plan” shall have the meaning ascribed to such term in Section 2.22(a) hereof.

(ciii) “Permitted Exceptions” shall mean death, disability, or termination without Cause.

(civ) “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Entity.

(cv) “Plans” shall mean the 2006 Stock Incentive Plan.

(cvi) “Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

(cvii) “Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

(cviii) “Pro Rata Portion” shall mean, with respect to each Escrow Participant, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the total amount of consideration to be received by such Escrow Participant pursuant to Sections 1.6(b), 1.6(c) and 1.6(d) hereof by (b) the total amount of consideration to be received by all Escrow Participants pursuant to Sections 1.6(b), 1.6(c) and 1.6(d) hereof.

(cix) “PTO” shall have the meaning ascribed to such term in Section 2.14(b) hereof.

(cx) “Related Agreements” shall mean the Certificate of Merger and the Employee Proprietary Information, Inventions and Non-Competition Agreements.

(cxi) “Related Party” means each Person who owns beneficially or of record at least 10% of the outstanding Company Capital Stock; (ii) each individual who is an officer or director of the Company; (iii) each Affiliate of any of the Persons referred to in clauses (i) or (ii) above; (iv) any trust or other Person (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

(cxii) “Registered Intellectual Property Rights” shall have the meaning ascribed to such term in Section 2.14(a)(iv) hereof.

(cxiii) “Required Financials” shall have the meaning ascribed to such term in Section 5.7(a) hereof.

(cxiv) “Returns” shall have the meaning ascribed to such term in Section 2.11(b)(i) hereof.

(cxv) “SEC” shall mean the United States Securities and Exchange Commission.

(cxvi) “Section 280G Payments” shall have the meaning ascribed to such term in Section 5.11 hereof.

(cxvii) “Securities Act” shall mean the Securities Act of 1933, as amended.

(cxviii) “Selling Stockholder Questionnaire” shall have the meaning ascribed to such term in Section 8.4(b)(i) hereof.

(cxix) “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.001 par value per share.

(cxx) “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $0.001 par value per share.

(cxxi) “Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, $0.001 par value per share.

(cxxii) “Series D Preferred Stock” shall mean the Company’s Series D Preferred Stock, $0.001 par value per share.

(cxxiii) “Soliciting Materials” shall have the meaning ascribed to such term in Section 5.1 hereof.

(cxxiv) “Specified Conditions” means the conditions specified in Sections 6.2(a)(i), 6.2(b), 6.2(d), 6.2(e), 6.2(f), 6.2(j), 6.2(l), and 6.2(m).

(cxxv) “Statement of Expenses” shall have the meaning ascribed to such term in Section 5.4 hereof.

(cxxvi) “Stockholder” shall mean any holder of any Company Capital Stock that is issued and outstanding immediately prior to the Effective Time.

(cxxvii) “Stockholder Notice” shall have the meaning ascribed to such term in Section 5.1(b) hereof.

(cxxviii) “Stockholder Registration Statement” shall have the meaning ascribed to such term in Section 8.1 hereof.

(cxxix) “Stockholder Representative Expenses” shall have the meaning ascribed to such term in Section 7.5(e) hereof

(cxxx) “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

(cxxxi) “Straddle Period Tax Return” shall have the meaning ascribed to such term in Section 5.16(c) hereof.

(cxxxii) “Stub Period Tax Return” shall have the meaning ascribed to such term in Section 5.16(b) hereof.

(cxxxiii) “Sufficient Stockholder Vote” shall have the meaning ascribed to such term in Section 2.4 hereof.

(cxxxiv) “Superior Proposal” means any bona fide written Acquisition Proposal for all of the outstanding shares of capital stock or all or substantially all of the assets of the Company on terms that the Board (after consultation with its outside legal counsel) determines in good faith are more favorable from a financial point of view and provide greater value to all of the Company’s stockholders than the transactions contemplated by this Agreement.

(cxxxv) “Survival Date” shall have the meaning ascribed to such term in Section 7.1 hereof.

(cxxxvi) “Surviving Corporation” shall have the meaning ascribed to such term in Section 1.1 hereof.

(cxxxvii) “Tax” or “Taxes” shall have the meaning ascribed to such term in Section 2.11(a) hereof.

(cxxxviii) “Technology” shall have the meaning ascribed to such term in Section 2.14(a)(i) hereof.

(cxxxix) “Third Party Claim” shall have the meaning ascribed to such term in Section 7.4(e) hereof.

(cxl) “Third Party Expenses” shall have the meaning ascribed to such term in Section 5.4 hereof.

(cxli) “Threshold Amount” shall have the meaning ascribed to such term in Section 7.4(a) hereof.

(cxlii) “Vested In the Money Optionholder” shall mean any holder of Company Vested In the Money Options immediately prior to the Effective Time.

(cxliii) “WARN Act” shall have the meaning ascribed to such term in Section 2.22(n) hereof.

(cxliv) “Year-End Financials” shall have the meaning ascribed to such term in Section 2.7(a) hereof.

(b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for the avoidance of doubt, unexercised Company Options and unexercised Company Warrants) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and subject to the escrow provisions contained herein), upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, the Merger Consideration Per Share.

(c) Treatment of Company Options.

(i) Company Unvested Options. Parent shall, effective as of the Effective Time, and by virtue of the Merger and without any action on the part of the holders thereof, either (A) assume each Company Unvested Option in accordance with terms set forth below in Section 1.6(c)(ii) or (B) cause any or all of such Company Unvested Options to terminate and cease to be outstanding in accordance with terms set forth below in Section 1.6(c)(iii).

(ii) If Parent elects to assume such Company Unvested Options pursuant to this Section 1.6(c), then such Company Unvested Options shall be assumed and converted automatically at the Effective Time into an option denominated in shares of Parent Common Stock and which has other terms and conditions substantially identical to those of the related Company Unvested Option except that (i) the number of shares of Parent Common Stock subject to each such option shall be determined by multiplying the number of Company Common Stock subject to such Company Unvested Option immediately prior to the Effective Time by a fraction (the “Option Exchange Ratio”), the numerator of which is the Merger Consideration Per Share and the denominator of which is the Parent Common Stock Trading Price (rounded down to the nearest whole share), and (ii) the exercise price per share of Parent Common Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise price for the Company Common Stock otherwise purchasable pursuant to such Company Unvested Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio; provided, however, that in no case shall the assumption of a Company Unvested Option be performed in a manner that is not in compliance with the adjustment requirements of Section 409A and 422 of the Code.

(iii) If Parent elects to terminate such Company Unvested Options pursuant to this Section 1.6(c), or notwithstanding anything to the contrary in this Agreement, and unless determined otherwise by Parent, each Company Unvested Option which is held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time (the “Cancelled Unvested Stock Options”) shall not be assumed by Parent pursuant to this Section 1.6(c) and shall, immediately prior to the Effective Time, be cancelled and extinguished pursuant to its terms such that no portion of the Cancelled Unvested Stock Options shall remain outstanding and exercisable after the Effective Time.

(iv) Company Vested Options and Cancelled Unvested Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Vested Option, and to the extent so elected by Parent pursuant to Section 1.6(c)(iii) above, any Cancelled Unvested Stock Options, shall not be assumed by Parent pursuant to this Section 1.6(c) and shall, as of the Effective Time, be cancelled and extinguished and shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock subject to such Company Vested Option or Cancelled Unvested Stock Option, as applicable, as of the Effective Time, by (y) the Merger Consideration Per Share, less the per share exercise price of such Company Vested Option or Cancelled Unvested Stock Option, as applicable, and each Escrow Participant’s Pro Rata Portion of the Escrow Amount (such amount, an “Option Payment”). Notwithstanding any other provision of this Agreement, if Parent elects, in its sole and absolute discretion to terminate Company Unvested Options pursuant to Section 1.6(c)(iii), then (A) the Merger Consideration shall be increased by the amount of the Option Payment that is attributable to the Cancelled Unvested Stock Options; and (B) the Cancelled Unvested Stock Options shall be treated as Company Vested Options for all purposes of this Agreement.

(v) Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.6(c) under the Plans, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents necessary to effectuate the provisions of this Agreement.

(d) Treatment of Company Warrants. Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary (including providing all required notices) to ensure that all outstanding Company Warrants are exercised, terminated or cashed out immediately prior to the Effective Time.

(e) Escrow Amounts. Notwithstanding any other provisions of this Agreement to the contrary, (A) each distribution of Merger Consideration payable to an Escrow Participant pursuant to this Section 1.6 shall be reduced by such Escrow Participant’s Pro Rata Portion of the Escrow Amount in accordance with Section 7.3 hereof, and (B) each Escrow Participant’s Pro Rata Portion of the Escrow Amount shall be deposited into the Escrow Fund as provided herein.

(f) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, Sub, the Exchange and Paying Agent and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of payments in respect of which such deduction and withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify Parent and its affiliates (including the Surviving Corporation) for any amounts imposed by any taxing authority together with any costs and expenses related thereto (including reasonable attorneys’ fees and costs of investigation).

(g) Certain Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Escrow Participants when due, and Stockholder Representative will, at the expense of the Escrow Participants, file all necessary Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Parent will and will cause its affiliates to, join in the execution of any such Returns and other documentation.

(h) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Dissenting Shares

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(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by the DGCL.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 7.2 hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount.

1.8 Parent’s Obligations Fulfilled

. Notwithstanding anything herein to the contrary, before the Exchange and Paying Agent or the Surviving Corporation shall make any payments hereunder to Stockholders/former Stockholders and Vested In the Money Optionholders/former Vested In the Money Optionholders, the Stockholder Representative shall deliver to Parent and the Exchange and Paying Agent a schedule (a “Payment Schedule”) setting forth (i) the name and address of each Stockholder/former Stockholder and Vested In the Money Optionholder/former Vested In the Money Optionholder entitled to distribution of Merger Consideration at such time, (ii) the amount of consideration to which each such Stockholder/former Stockholder and Vested In the Money Optionholder/former Vested In the Money Optionholder is then entitled (and, with respect to payments to be made in connection with the Closing, the amount of any income or employment Tax withholding required under applicable Law) and (iii) as applicable, with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011 or any other security that would be deemed a “covered security” under Treasury Regulation § 1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities, together with any supporting schedules and documentation (showing the number and type of securities held immediately prior to the Effective Time by each such holder, together with calculations of the amount then payable to such holder). The Stockholder Representative shall be responsible for instructing the Exchange and Paying Agent and the Surviving Corporation as to the distribution of such amounts then deposited. Parent, the Exchange and Paying Agent and the Surviving Corporation may rely on the instructions of the Stockholder Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Stockholder Representative are followed. Upon Parent making each aggregate payment required of it under this Agreement to the Exchange and Paying Agent and the Surviving Corporation as provided herein, Parent shall have fulfilled its obligations with respect to such payment. Neither Parent (including indirectly through the Surviving Corporation) nor the Exchange and Paying Agent shall have any liability whatsoever with respect to the distribution of such payments among the Stockholders/former Stockholders and Vested In the Money Optionholders/former Vested In the Money Optionholders of the Company.

1.9 Payment of Consideration; Surrender of Certificates

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(a) Exchange and Paying Agent. Parent, or an institution mutually agreed to by Parent and the Company, and at Parent’s sole expense, prior to the Effective Time, shall serve as the exchange and paying agent (such institution, the “Exchange and Paying Agent”) for the Merger, other than with respect to the Option Payment. The Surviving Corporation shall serve as the paying agent for the Option Payment.

(b) Parent to Provide Consideration. Prior to the Effective Time, Parent shall deposit with (i) the Exchange and Paying Agent for exchange in accordance with this Article I the cash and, if applicable, shares of Parent Common Stock, payable at the Effective Time to the Stockholders pursuant to Section 1.6(b) hereof in exchange for outstanding shares of Company Capital Stock, (ii) the Surviving Corporation the Option Payment payable at the Effective Time to the Optionholders pursuant to Section 1.6(c) hereof and (iii) the Escrow Amount to the Escrow Agent, to be received, held and disbursed pursuant to the terms of this Agreement, with any balance thereof remaining upon the termination of the Escrow Fund to be distributed to the Escrow Participants pursuant to Section 7.3 hereof. Parent shall provide the Stockholders’ Representative notice of the amount of Merger Consideration to be delivered hereunder in the form of Parent Stock at least three Business Days prior to the Closing. Notwithstanding the foregoing, in the event that the Stockholder Registration Statement is not effective at 9 a.m. New York time on the Business Day immediately following the Effective Time, if requested by the Stockholder Representative, Parent shall immediately deliver to the Exchange and Paying Agent for distribution to the Stockholders, additional cash in an amount representing the portion of the Merger Consideration previously represented by Parent Common Stock (in lieu of such shares of Parent Common Stock).

(c) Exchange Procedures. On or promptly following the Effective Time but in any event no later than three Business Days after the Effective Time, Parent shall (or shall cause the Exchange and Paying Agent to) mail a letter of transmittal in substantially the form attached hereto as Exhibit C (the “Letter of Transmittal”) to each Stockholder at the address set forth opposite each such Stockholder’s name on the Payment Schedule. After receipt of such Letter of Transmittal, the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange and Paying Agent for cancellation together with a duly completed and validly executed Letter of Transmittal. Notwithstanding the foregoing, Parent shall assist the Company in developing arrangements for the delivery of the Letter of Transmittal and instructions to the Stockholders listed on Schedule 1.9(c) prior to the Effective

Time to facilitate the distribution of payments described in Section 1.9(b)(i) to such Company Stockholders immediately following Closing. Upon surrender of a Company Stock Certificate for cancellation to the Exchange and Paying Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(d) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange and Paying Agent in exchange therefor, cash and if applicable, shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.6(b) (less the Pro Rata Portion of the Escrow Amount to be deposited into the Escrow Fund with respect to such Stockholder and less any amounts to be withheld pursuant to Section 1.6(g)), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 hereof in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration (including, without limitation, such holder’s pro rata portion of the Escrow Amount, when payable) will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.

(d) Transfers of Ownership. If any cash amounts and, if applicable, shares of Parent Common Stock, are to be disbursed pursuant to Section 1.6 hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash amounts and, if applicable, shares of Parent Common Stock, to a Person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Exchange and Paying Agent to Return Merger Consideration. At any time following the last day of the twelve (12) month period following the Effective Time, Parent shall be entitled to require the Exchange and Paying Agent to deliver to Parent or its designated successor or assign all cash amounts and, if applicable, shares of Parent Common Stock, that have been deposited with the Exchange and Paying Agent pursuant to Section 1.9(b) hereof, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.9(f) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.9(c) hereof.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither Parent, the Exchange and Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.10 No Further Ownership Rights in Company Capital Stock

. The cash amounts and, if applicable, shares of Parent Common Stock, paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.11 Lost, Stolen or Destroyed Certificates

. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange and Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that the Exchange and Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to the Exchange and Paying Agent, against any claim that may be made against Parent or the Exchange and Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed. Any Stockholder complying with the provisions of this Section 1.11 shall be deemed to have surrendered such lost, stolen or destroyed Company Stock Certificate for all purposes hereunder, including, without limitation, for purposes of receiving the cash and, if applicable, shares of Parent Common Stock, to which such Stockholder is entitled pursuant to Section 1.6 hereof (less the Pro Rata Portion of the Escrow Amount to be deposited into the Escrow Fund with respect to such Stockholder, if applicable).

1.12 Taking of Necessary Action; Further Action

. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent and dated as of the date hereof (the “Disclosure Schedule”), on the date hereof and as of the Calculation Date, as though made as of the Calculation Date, as follows (references to “Company” in this Article II shall refer, wherever not inappropriate by reference to the context, to the Company and each Company Subsidiary, and the disclosure of information in one section of the Disclosure Schedule shall be deemed to qualify such corresponding section of the Agreement, as well as any other sections of the Agreement to the extent that it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such other section).

2.1 Organization of the Company

. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction set forth on Section 2.1 of the Disclosure Schedule. The Company and each Company Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has made available a true and correct copy of its certificate of incorporation and bylaws or comparable governing documents, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and each Company Subsidiary as of the date hereof. The operations now being conducted by the Company and each Company Subsidiary are not now and have never been conducted by the Company or any Company Subsidiary under any other name. Section 2.1 of the Disclosure Schedule also lists (a) each jurisdiction in which the Company is qualified or licensed to do business, (b) each jurisdiction in which each Company Subsidiary is qualified or licensed to do business and (c) every state or foreign jurisdiction in which the Company or a Company Subsidiary has employees or facilities.

2.2 Company Capital Structure

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(a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock, of which 6,695,159 shares are issued and outstanding, and 33,781,307 shares of Company Preferred Stock, of which 6,526,667 shares have been designated Series A

Preferred Stock, of which 6,526,667 shares are issued and outstanding, 9,423,261 shares have been designated Series B Preferred Stock, of which 9,391,072 are issued and outstanding, 7,331,379 shares have been designated Series C Preferred Stock, of which 7,331,379 are issued and outstanding, and 10,500,000 shares have been designated Series D Preferred Stock, of which 1,724,763 are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a)(i) of the Disclosure Schedule. The Company Capital Stock is held by the Persons in the numbers of shares set forth in Section 2.2(a)(i) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options and Company Warrants have been issued in compliance with all applicable federal and state securities Laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). Except as set forth in Section 2.2(a)(ii) of the Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Capital Stock authorized, issued or outstanding. Except as set forth in Section 2.2(a)(iii) of the Disclosure Schedule, the Company has no Company Capital Stock that is unvested.

(b) Except for the Plans or as set forth in Section 2.2(b) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company has reserved 4,500,231 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plans or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 3,204,209 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options. Except for the Company Options and Company Warrants set forth in Section 2.2(b) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options and Company Warrants, the name of such holder, the number of shares of Company Common Stock issuable upon exercise of such Company Options or Company Warrants held by such holder, the vesting schedule and exercise price of such Company Options and Company Warrants, the dates on which such Company Options were granted and will expire, and whether any Company Options are intended to be incentive stock options under the Code), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

2.3 Subsidiaries

. Section 2.3 of the Disclosure Schedule lists each of the Company’s subsidiaries as of the date hereof (each, a “Company Subsidiary”), the jurisdiction of incorporation of each such subsidiary, and the Company’s equity interest therein. Each subsidiary of the Company is wholly owned by the Company. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which a Company Subsidiary is a party or by which a Company Subsidiary is bound obligating such Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock or obligating such Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company Subsidiary. Except as set forth in Section 2.3 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except as set forth in Section 2.3 of the Disclosure Schedule, neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.

2.4 Authority

. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by holders of Company Capital Stock entitled to vote thereon. The vote required to approve this Agreement by the holders of Company Capital Stock entitled to vote thereon is set forth in Section 2.4 of the Disclosure Schedule (the “Sufficient Stockholder Vote”). This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company (other than the director appointed by Parent). This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

2.5 No Conflict

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(a) Except as set forth on Section 2.5(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Contract, or (iii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets, except, in the case of clauses (ii) and (iii) of this Section 2.5, as would not have a Company Material Adverse Effect.

(b) Section 2.5(b) of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contract as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Governmental Consents

. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (b) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and under the comparable non-U.S. competition Laws the parties reasonably determine apply.

2.7 Company Financial Statements

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(a) The Company has delivered or made available to Parent the Company’s (i) audited balance sheets as of December 31, 2008, 2009 and 2010, and the consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of October 31, 2011 (the “Balance Sheet Date”), and the related unaudited statements of income, cash flow and stockholders’ equity for the nine (9) month period then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b) The Accounts Receivable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. There has not been any material adverse change in the collectability of such Accounts Receivable during the past twelve (12) months. Section 2.7(b) of the Disclosure Schedule sets forth a list of all such Accounts Receivable that are more than thirty days past due as of the date of this Agreement, and of all such Accounts Receivable classified as doubtful accounts. The Company has no Accounts Receivable from any Related Party. All Accounts Payable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. Since December 31, 2010, the Company has paid its Accounts Payable in the ordinary course of its business. The Company has no Accounts Payable from any Related Party.

(c) The Company has no products placed with its customers under an understanding permitting their return to the Company other than pursuant to a breach of warranty.

2.8 No Undisclosed Liabilities

. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type that is required to be reflected on the face of a balance sheet in accordance with GAAP, whether accrued, absolute, contingent, matured, unmatured or other (“Liabilities”), which individually or in the aggregate (a) has not been reflected in the Current Balance Sheet, or (b) has not arisen in the ordinary course of business, consistent with past practices, since the Balance Sheet Date in an amount that does not exceed $25,000 in any one case or $250,000 in the aggregate. The aggregate amount of Company Indebtedness outstanding on the date hereof is $6,587,069.

2.9 Internal Controls

. The Company maintains accurate books and records reflecting its assets and liabilities. As of the date of this Agreement, to the Knowledge of the Company there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the preparation of the Company’s financial statements.

2.10 No Changes

. Except as set forth on Section 2.10 of the Disclosure Schedule, since the Balance Sheet Date through the date of this Agreement, there has not been, occurred or arisen any:

(a) transaction by the Company except in the ordinary course of business, consistent with past practices, as conducted on that date and consistent with past practices;

(b) amendments or changes to the Charter Documents of the Company other than as contemplated by this Agreement;

(c) capital expenditure or commitment by the Company exceeding $25,000 individually or $250,000 in the aggregate;

(d) payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, of Liabilities reflected or reserved against in the Current Balance Sheet or arising in the ordinary course of business, consistent with past practices, since the Balance Sheet Date;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

(f) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

(g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(h) adoption of or change in any material Tax election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;

(i) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or Accounts Receivable;

(j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(k) hiring or termination of any officer or employee or consultant of the Company who earns more than $75,000, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company;

(l) other than in the ordinary course of business consistent with past practices in connection with promotions and existing Employee Agreements increase in or other change to the salary, or other compensation (including equity based compensation) payable or to become payable by the Company to any of its respective officers, directors, employees, consultants or advisors, or the declaration, adoption, agreement, contract, payment or binding commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

(m) entering into, or amendment or termination of, any Material Contract;

(n) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, consistent with past practices, including, but not limited to, the sale of any Accounts Receivable, or any creation of any security interest in such assets or properties;

(o) loan by the Company to any Person, or purchase by the Company of any debt securities of any Person, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

(p) incurrence by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

(q) waiver or release of any right or claim of the Company, including any write-off or other compromise of any Accounts Receivable;

(r) commencement or settlement of any lawsuit by the Company;

(s) claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;

(t) notice of any claim or potential claim of ownership, interest or right by any Person other than the Company of the Company Intellectual Property or of infringement by the Company of any other Person’s Intellectual Property Rights;

(u) (i) except standard end user licenses entered into in the ordinary course of business, consistent with past practices, sale or license of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person, (ii) except in the ordinary course of business, consistent with past practices, purchase or license of any Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property Rights of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company;

(v) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any product, service or technology of the Company;

(w) event or condition of any character that has had a Company Material Adverse Effect;

(x) lease, license, sublease or other occupancy of any Leased Real Property by the Company; or

(y) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (x) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

2.11 Tax Matters

.

(a) Definition of Taxes. For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Tax Returns and Audits.

(i) The Company has (a) prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports required to be filed (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law and (b) timely paid all material Taxes it is required to pay.

(ii) The Company has paid or withheld with respect to its Employees and other third parties, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.

(iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed by any Tax authority to the Company or any representative thereof. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(v) As of the date of the Current Balance Sheet, the Company had no liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business, consistent with past practices.

(vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company filed for all periods since January 1, 2006.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the tangible or intangible assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(viii) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) never been a party to any Tax sharing, indemnification, allocation or similar agreement, (c) no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of law, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income for any taxable period or portion thereof after the Closing Date as a result of any (a) change in method of accounting made on or prior to the Closing Date, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable Law), (d) installment sale or open transaction disposition consummated prior to the Closing or (e) prepaid amount received prior to Closing.

(xiii) The Company uses the accrual method of accounting for tax purposes.

(xiv) Except as set forth in Section 2.11 of the Disclosure Schedule, the Company is not subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that country.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

(d) 409A. Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) is in material documentary compliance and has been operated in material compliance with Section 409A of the Code. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company granted to or held by an individual or entity who is or may be subject to United States taxation has an exercise price that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted.

2.12 Restrictions on Business Activities

. Except as set forth in Section 2.12 of the Disclosure Schedule, there is no agreement (non-competition or otherwise but excluding confidentiality obligations with third parties), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.

2.13 Title to Properties; Absence of Liens and Encumbrances

.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of premises and the aggregate annual rental payable thereunder. The Company has provided Parent with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are in full force and effect. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreements. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.

(b) To the Company’s Knowledge, all Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business as presently conducted therein. The Company does not owe any brokerage commissions or finders fees with respect to any Leased Real Property.

(c) Except as set forth in Section 2.13(c)(ii) of the Disclosure Schedule, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Permitted Liens, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(d) All equipment owned or leased by the Company currently in use and held for future use is (i) adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.14 Intellectual Property

.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Technology” shall mean any or all of the following (A) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (B) inventions (whether or not patentable), discoveries, improvements, and technology, (C) proprietary and confidential information, trade secrets and know how, (D) databases, data compilations and collections and technical data, (E) domain names, web addresses and sites, (F) tools, methods and processes, and (G) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

(ii) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (A) patents and patent applications of any kind, (B) copyrights, copyright registrations and copyright applications, “moral”, “economic” rights and mask work rights, (C) the protection of trade and industrial secrets and confidential information, (D) logos, trademarks, trade names and service marks, and (E) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.

(iii) “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are or are purported to be owned by or exclusively licensed to the Company.

(iv) “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

(b) Section 2.14(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”).

(c) To the Company’s Knowledge, each item of Company Registered Intellectual Property Rights is subsisting, and to Company’s Knowledge valid, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights for which the applicable grace period for payment expires prior to the Effective Time have been or will be prior to the Effective Time paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights for which the applicable grace period for filing expires prior to the Effective Time have been or will be prior to the Effective Time filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. For purposes of the foregoing sentence, “valid” with respect to applications shall mean that the application for the registration of the Company Registered Intellectual Property has been properly filed and is pending, and that such application or registration is true and complete.

(d) The Company is the exclusive owner or, to the Company’s Knowledge, exclusive licensee of all Company Intellectual Property.

(e) To the extent that any Technology which is used in and is material to Company’s business as presently conducted has been developed or created independently or jointly by any Person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such Person with respect thereto, and to the Company’s Knowledge, the Company thereby has obtained ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights by operation of law or by valid assignment.

(f) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use any Technology or Intellectual Property Rights that comprise Company Intellectual Property, used in and material to the conduct of Company’s business as presently conducted, to any other Person.

(g) Except for (A) the Technology and Intellectual Property Rights licensed to the Company pursuant to the in-bound licenses listed in Section 2.14(p) and Section 2.15(a)(xiv) of the Disclosure Schedule or (B) Software that is not incorporated in, distributed (or made accessible to end users through a hosted application) with or used to support the provision of any Company product or service and is commercially available by Third Parties upon reasonable and non-discriminatory terms for any annual cost of not more than $50,000 in the aggregate for all users and workstations, and is licensed to the Company for an annual cost that does not exceed such amount (“Shrink Wrap Code”), all Technology used in and necessary to the conduct of Company’s business as presently conducted was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and to the Company’s Knowledge, no third party owns or has any rights to any of the Company Intellectual Property

(h) To the Knowledge of the Company, the Company Intellectual Property, together with Technology and Intellectual Property Rights nonexclusively licensed to the Company constitutes all of the Technology and Intellectual Property Rights necessary to or that otherwise would be infringed by the conduct of the business of the Company as it currently is conducted. Except as set forth in Section 2.14(h) of the Disclosure Schedule, to the Knowledge of the Company, the Surviving Corporation will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date necessary to the operation of the business of the Company as it currently is conducted and, to the Knowledge of the Company, without infringing on the Intellectual Property Rights of any Person.

(i) To the Knowledge of the Company, except as set forth in Section 2.14(i) of the Disclosure Schedule, the operation of the business of the Company as it is currently conducted does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the applicable Laws of any jurisdiction. Since December 16, 2005, the Company has not received written notice from any Person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Technology of the Company infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the applicable Laws of any jurisdiction (nor does the Company have Knowledge (without any inquiry) of any basis therefor).

(j) Except as set forth in Section 2.14(j) of the Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, the Surviving Corporation or any of their subsidiaries granting to any third party any incremental right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent, the Surviving Corporation or any of their subsidiaries, (ii) Parent, the Surviving Corporation or any of their subsidiaries being bound by or subject to, any incremental exclusivity obligation, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent, the Surviving Corporation or any of their subsidiaries being obligated to pay any incremental royalties or other material amounts to any third party. As used in this Section 2.14(j), an “incremental” right, exclusivity obligation, non-compete, restriction, royalty or amount means a right, exclusivity obligation, non-compete, restriction, royalty or amount in excess of those that would have been required to be incurred, offered, granted or paid, as applicable, by any of Parent, the Surviving Corporation or any of their subsidiaries respectively, in the absence of this Agreement or the transactions contemplated hereby.

(k) Except as set forth in Section 2.14(k) of the Disclosure Schedule, to the Knowledge of the Company, no Person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property, except to the extent it would not have a Company Material Adverse Effect.

(l) The Company has taken commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor having access to such confidential information and trade secrets and whom are not otherwise bound by ethical duties of confidentiality (e.g., attorneys) to execute confidentiality agreements and to the Company’s Knowledge, all current and former employees, consultants and contractors of the Company which have had access to such confidential information and trade secrets have executed such an agreement or are otherwise bound by ethical duties of confidentiality.

(m) To the Company’s Knowledge, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company owned Company Intellectual Property and to the Company’s Knowledge, no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company owned Company Intellectual Property. No rights have been granted to any Governmental Entity with respect to any Company product, technology or service, or, to Company’s Knowledge, under any Company Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company products, technologies and services in the ordinary course of business, consistent with past practices.

(n) To the Company’s Knowledge, the Company has complied with all applicable Laws, contractual obligations, and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company. The execution, delivery and performance of this Agreement by Company complies with contractual obligations, the Company’s privacy policies and all applicable Laws to the Knowledge of the Company. True and correct copies of all applicable privacy policies are attached to Section 2.14(n) of the Disclosure Schedule, and the Company has at all times made all disclosures to users or customers required by applicable Laws and none of such disclosures made or contained in any such privacy policy or in any such materials has been in violation of any applicable Laws.

(o) Except as set forth in Section 2.14(o) of the Company Disclosure Schedule, neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by the Company and currently used in the conduct of its business (“Company Source Code”). To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code.

(p) Section 2.14(p) of the Disclosure Schedule lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that the Company uses or licenses, and identifies that which is incorporated into, combined with, or distributed in conjunction with any Company products or services (“Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any Company owned Technology in source code form, to license any such Technology for the purpose of making derivative works, or to distribute any such Technology without charge.

2.15 Agreements, Contracts and Commitments

.

(a) Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):

(i) any employment, contractor or consulting agreement or contract with an employee or individual consultant, contractor or salesperson, or consulting or services agreement that is not terminable by the Company at will and without material penalty;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property or equipment having a value in excess of $50,000 individually or $250,000 in the aggregate;

(v) any agreement of indemnification or guaranty, but excluding agreements of indemnification or guaranty with respect to the infringement by the Company products of the Intellectual Property Rights of third parties that are contained in the Company’s written agreements with its customers that have been entered into in the ordinary course of business, consistent with past practices;

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $150,000 individually or $500,000 in the aggregate;

(vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business, consistent with past practices;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order, contract or other commitment obligating the Company to purchase materials or services at a cost in excess of $150,000 individually or $500,000 in the aggregate;

(x) any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;

(xi) any dealer, distribution, marketing, development, sales representative, original equipment manufacturer, manufacturing, supply, value added, remarketer, reseller, vendor, business partner, service provider or joint venture agreement;

(xii) any agreement pursuant to which the Company receives revenue or other payments in excess of $150,000 individually or $500,000 in the aggregate;

(xiii) any contracts and licenses, including out-bound licenses with respect to the Company’s products;

(xiv) any contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights, including without limitation any in-bound licenses, out-bound licenses and cross-licenses (but excluding standard Shrink Wrap Code licenses, end user licenses or other customer agreements entered into in the ordinary course of business); or

(xv) any other agreement, contract or commitment that involves $25,000 individually or $250,000 in the aggregate or more and is not cancelable by the Company without penalty within thirty (30) days.

(b) The Company is in compliance in all material respects with and has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, and to the Knowledge of the Company, no party obligated to the Company pursuant to any such Material Contract is subject to any default thereunder. As of the date of this Agreement, to the Knowledge of the Company, no party to a Material Contract has any intention of terminating such Material Contract with the Company or reducing the volume of business such party conducts with the Company.

2.16 Interested Party Transactions

. Except as set forth in Section 2.16 of the Disclosure Schedule, no Related Party (nor, to the Company’s Knowledge, any ancestor, sibling, descendant or spouse of any Related Party, or any trust, partnership or corporation in which any Related Party has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, services, products, Technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a stockholder, director, officer or employee of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. No stockholder has any loans outstanding from the Company except for business travel expenses in the ordinary course of business, consistent with past practices, to employees of the Company.

2.17 Governmental Authorization

. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be, except for such Company Authorizations the failure of which to obtain would be immaterial to the Company. The Company Authorizations are in full force and effect in all material respects and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

2.18 Litigation

. As of the date of this Agreement, (i) there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors (in their capacities as officers and directors of the Company), nor to the Knowledge of the Company is there any reasonable basis therefor, and (ii) there is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors (in their capacities as officers and directors of the Company) by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. As of the date of this Agreement, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any individual or entity who has a contractual right or a right pursuant to the DGCL to indemnification from the Company related to facts and circumstances existing prior to the Effective Time.

2.19 Minute Books

. The minutes of the Company made available to counsel for Parent contain complete and accurate records in all material respects of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company and each of the Company Subsidiaries (and any committees thereof) since the time of incorporation of the Company, as the case may be.

2.20 Environmental Matters

. The Company (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or any investigation, corrective action, or remedial obligation under any Environmental Laws; (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (v) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession of the Company. To the Company’s Knowledge, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as would reasonably be expected to result in any material liability or investigation, corrective action, or remedial obligation of the Company under any Environmental Laws.

2.21 Brokers’ and Finders’ Fees; Third Party Expenses

. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.

2.22 Employee Benefit Plans and Compensation

.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, material fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, but not including any Company Employee Plan that is mandated by Law or maintained by a Governmental Entity.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, but not including any offer letters providing for ordinary course salary, bonus and other benefits without severance) between the Company and any Employee, and which the Company has or may have any liability or obligation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Company Subsidiary or other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. There are no Company Employee Plans which provide benefits to Employees who perform services outside the United States. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. The Company has provided to Parent a schedule including the name, hiring date, annual salary, commissions, bonus, and accrued but unpaid vacation balances, average amount of overtime payment over the past 12 months, and accrued but unpaid sick leave, as of the date hereof. To the Knowledge of the Company, no officer or key employee listed on intends to terminate his or her employment for any reason. Section 2.22(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company.

(c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all material communications relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, termination, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all correspondence to or from any Governmental Entity relating to the Company’s or any Company Employee Plan’s participation in any compliance programs, or audits, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three the three (3) most recent plan years, and (x) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all obligations required to be performed by it under each Company Employee Plan, are not in default or violation of, and have no Knowledge of any material default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms in all material respects and in compliance in all material respects with all applicable Laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan which could reasonably be expected to result in a material liability to the Company. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses and the costs of the benefits provided thereunder). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company is not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except where such noncompliance cannot reasonably be expected to result in a material liability to the Company.

(e) No Pension Plans. Neither the Company nor any ERISA Affiliate has maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code in the past six years.

(f) No Self-Insured Plans. Except as set forth on Section 2.22(f) of the Disclosure Schedule, none of the Company Benefit Plans which provide health, life or disability benefits is self-insured (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time within the past six years has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA, or maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and to the Knowledge of the Company, the Company has never represented, promised or contracted to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; CRFA; HIPAA. The Company has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of state Law applicable to its Employees.

(j) Effect of Transaction. Except as set forth in Section 2.22(j) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, material increase in benefits or obligation to fund benefits with respect to any Employee.

(k) Section 280G. Except as set forth in Section 2.22(k) of the Disclosure Schedule or after giving effect to Section 5.11, there is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.22(k) of the Disclosure Schedule contains a true and complete and correct list of all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations thereunder).

(l) Employment Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local Laws, rules, regulations, and ordinances respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not materially liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not materially liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations, or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. The Company is not party to a conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. Except as set forth in Section 2.22(l) of the Disclosure Schedule, the services provided by the Company’s Employees is terminable at the will of the Company and any such termination would result in no liability to the Company. Section 2.22(l) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company does not have any material liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(m) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees and any such activities or proceedings within the preceding three (3) years. There are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. The Company is not a party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(n) WARN Act. The Company has complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state or local Laws including applicable provisions of state or local Law. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Laws, have been paid and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.

(o) No Interference or Conflict. To the Knowledge of the Company, no holder of Company Capital Stock or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.

2.23 Insurance

. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for at least 5 years and remain in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.24 Compliance with Laws

.

(a) The Company has complied in all material respects with, is not in violation of, and has not received any notices of any suspected, potential or actual violation with respect to, any foreign, federal, state or local Law.

(b) The Company has at all times been, and is currently, fully in compliance in all material respects with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction. The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses, made, offered or promised to make any unlawful payment or gave or promised to give, anything of value to any Person or to any foreign or domestic government officials or employees or made, or promised to make any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage, or taken any action which would cause it to be in violation of any Anti-

Corruption or Anti-Bribery Laws. The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. Neither the Company, nor any director, officer, employee or agent of the Company acting on behalf of the Company has offered, nor made, nor promised to make, nor authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to any officer or employee of a Governmental Entity, or to any Person acting in an official capacity for or on behalf of any such Governmental Entity or to any political party or candidate for political office (all of the foregoing individuals being individually and collectively referred to herein as “Officials”) for purposes of (i) influencing any act or decision of any Person, or such Official in his or her official capacity, or (ii) inducing any Person or such Official to do or omit to do any act in violation of the lawful duty of such Person or Official, or (iii) inducing such Person or Official to use his or her influence improperly including with a Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to obtain, retain or direct or assist in obtaining, retaining or directing business to the Company. No officer, director, employee or holder of any financial interest in the Company or any affiliate thereof, is currently an Official. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s activities prior to the Effective Time that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

2.25 Bank Accounts, Letters of Credit and Powers of Attorney

. Section 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.25 of the Disclosure Schedule.

2.26 Customers and Suppliers.

(a) Section 2.26(a) of the Disclosure Schedule sets forth each customer of the Company who accounted for more than 5% of the revenues of the Company for the fiscal year ended

December 31, 2010, and who is expected to account for more than 5% of the revenues of the Company for the fiscal year ended December 31, 2011 (collectively, the “Customers”). Except to the extent disclosed on Section 2.26(a) of the Disclosure Schedule, since December 31, 2010, no Customer of the Company has canceled or otherwise terminated its relationship with the Company, or has during the last twelve (12) months decreased materially its usage or purchases of the services or products of the Company. Except to the extent disclosed on Section 2.26(a) of the Disclosure Schedule, as of the date of this Agreement, no Customer has, to the Company’s Knowledge, any plan or intention to terminate, to cancel its agreement with the Company or to decrease materially its usage, purchase or distribution of the services or products of the Company.

(b) Section 2.26(b) of the Disclosure Schedule sets forth a list of all suppliers to whom the Company made payments aggregating $100,000 or more during the fiscal year ended December 31, 2010, or expects to make payments aggregating $100,000 or more during the fiscal year ended December 31, 2011, showing, with respect to each, the name, address and dollar volume involved. Since December 31, 2010, no supplier has terminated or reduced its business with the Company.

2.27 Warranties to Customers

. Section 2.27 of the Disclosure Schedule includes a copy of the standard terms and conditions of sale, lease or license by the Company (including applicable warranty and indemnity provisions). Except as disclosed in Section 2.27 of the Disclosure Schedule, no product or service provided by the Company is subject to any guaranty, warranty, or other indemnity that extends beyond, in any material respect, the applicable standard terms and conditions of sale, lease or license. There is no claim, action, suit, investigation or proceeding pending against the Company, or to the Company’s Knowledge, threatened, relating to alleged defects in the products or services provided by the Company, or the failure of any such product or service to meet agreed upon specifications and, to the Company’s Knowledge, there is no basis for any of the foregoing.

2.28 Complete Copies of Materials

. The Company has delivered or made available true and complete copies of each document (or summaries of the same) that has been requested by Parent or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUB

Each of Parent and Sub hereby represents and warrants to the Company that as of the Effective Time, as follows:

3.1 Organization, Standing and Power

. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sub is newly formed and was formed solely to effectuate the Merger. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

3.2 Authority

. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 Consents

. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) compliance with the pre-merger notification requirements of the HSR Act, and under the comparable non-U.S. competition Laws the parties reasonably determine apply. Except as set forth on Schedule 3.3 hereto, as of the date of this Agreement, to Parent’s knowledge (i) there is no Action pending against Parent, Sub or any other subsidiary of Parent (“Parent Subsidiary”), or any of the assets or properties of Parent, Sub or any Parent Subsidiaries, or any of the directors or officers of Parent, Sub or any Parent Subsidiaries in their capacity as directors or officers of Parent, Sub or any Parent Subsidiaries that would have a material adverse effect on the ability of Parent or Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement and (ii) Parent, Sub and the Parent Subsidiaries and their respective assets and properties are not subject to any Governmental Order that would prevent either Parent or Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

3.4 No Conflict

. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation, articles of incorporation, bylaws or similar organizational documents of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in Section 3.3 hereof, any material Laws applicable to Parent or Sub or any of their respective properties (whether tangible or intangible) or assets.

3.5 Capital Resources; Solvency

. Parent has sufficient capital resources available to it to pay the Merger Consideration. Parent is not insolvent and consummation of the Merger and the other transactions contemplated by this Agreement will not cause Parent to become insolvent.

3.6 Interim Operations of Sub

.

(a) Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

(b) All of the issued and outstanding equity of Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

(c) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Sub has not incurred, directly or indirectly, through any of its subsidiaries or affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

3.7 Parent Capital Structure

. The authorized capital stock of Parent consists of: (A) 560,000,000 shares of Parent Common Stock, par value $0.001 per share and (B) 40,000,000 shares of preferred stock, par value $0.001 per share, of which (x) 100,000 shares have been designated as Series A Preferred Stock and (y) 15,000,000 shares have been designated as Series B Preferred Stock (the “Parent Series B Preferred Stock”). At the close of business on December 2, 2011: (i) 302,747,887 shares of Parent Common Stock were issued and outstanding, excluding shares of Parent Common Stock held by

Parent in its treasury, (ii) 3,750,558 shares of Parent Common Stock were issued and held by Parent in its treasury, (iii) 3,562,238 shares of Parent Series B Preferred Stock were issued and outstanding and (iv) not more than 7,073,936 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee and director stock options to purchase shares of Parent Common Stock. No shares of Parent Common Stock are owned or held by any Subsidiary of Parent. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. As of the date of the Agreement, there are no declared or accrued but unpaid dividends with respect to any shares of capital stock of Parent.

3.8 Public Reporting

. Parent has timely filed with the Securities and Exchange Commission all filings required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder since January 1, 2008. Such filings (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder at the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the Agreement Date, then on the date of such filing or other public disclosure) and (ii) did not as of the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the Agreement Date, then on the date of such filing or other public disclosure) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2010, to the knowledge of the executive officers of Parent, except as disclosed in Parent’s SEC filings or other public pronouncements, there has not been any event that has had or is reasonably expected to have a material adverse effect on the business, assets, financial condition or results of operations of Parent, taken as a whole.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company

. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and each Company Subsidiary when due (subject to Section 4.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, use commercially reasonable efforts to keep available the services of the present officers and key employees of the Company and each Company Subsidiary and to preserve the relationships of the Company and each Company Subsidiary with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company or any Company Subsidiary that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. In addition to the foregoing, except as expressly contemplated by this Agreement or required by applicable Law, and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, and shall cause each Company Subsidiary not to, without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement:

(a) cause or permit any amendments to the articles of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary;

(b) incur any expenditures or enter into any commitment or transaction (other than in the ordinary course of business consistent with past practice) exceeding $100,000 individually or $500,000 in the aggregate;

(c) except in the ordinary course of business consistent with past practice, pay, discharge, waive or satisfy, any third party expense in an amount in excess of $100,000 in any one case, or $500,000 in the aggregate, or any other claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other claim, liability right or obligation, the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;

(e) except as required by law or regulation, make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Tax Return or any amended Tax Return unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax Return;

(f) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or Accounts Receivable other than in the ordinary course of business consistent with past practice;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefore);

(h) Except as set forth in Section 4.1(h) of the Disclosure Schedule, or in the ordinary course of business consistent with past practice, increase the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to Company Employee Plans or Employee Agreements as in effect on the date hereof;

(i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any Accounts Receivable, except in the ordinary course of business and consistent with past practices;

(j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(k) incur any indebtedness, guarantee any indebtedness of any Person, issue or sell any debt securities, or guarantee any debt securities of any Person;

(l) waive or release any material right or claim of the Company, including any write-off or other compromise of any Accounts Receivable;

(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company or any Company Subsidiary involving an amount in dispute greater than $100,000;

(n) except for options granted to current employees, consultants or advisors or new employees or consultants hired in the ordinary course of business in amounts consistent with Schedule 4.1(n) hereto and not to exceed 456,345 options in the aggregate, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale or authorization of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options and Company Warrants or upon conversion of Company Preferred Stock;

(o) (i) except standard end user licenses or other customer agreements entered into in the ordinary course of business, consistent with past practice, sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, (ii) except in the ordinary course of business, consistent with past practice, purchase or license any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Content & Technology or Intellectual Property Rights of any Person, (iii) except in the ordinary course of business, consistent with past practice, enter into any agreement or modify in any material respect any existing agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) lower the pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company;

(p) enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to real property or alter, amend or modify or terminate any of the terms of any Lease Agreements;

(q) except as set forth in Section 4.1(q) to the Disclosure Schedule, violate the terms of any of the Material Contracts in a manner that is not cured within ten days following receipt of notice of such violation;

(r) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(s) except for employment arrangements (consistent with past practices) for new employees hired in the ordinary course of business and except as contemplated by this Agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee (other than bonuses in lieu of option grants to employees, consultants and advisors not to exceed $250,000 in the aggregate);

(t) except in cooperation with Parent or in substantial compliance with guidelines provided by Parent (which shall be promptly provided following the date of this Agreement) make any representations or issue any communications (including electronic communications) to Employees regarding any benefits of the transactions contemplated by this Agreement, other than as required by this Agreement, including any representations regarding offers of employment from Parent or the terms thereof;

(u) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(v) enter into any agreement (i) with a manufacturer or distributor of consumer devices, including mobile phones, that involve any payments by the Company to the other party, including revenue sharing arrangements unless the revenue sharing agreement is no longer than 12 months and where the revenue sharing arrangement is part of a transaction that includes a per-unit royalty payments to the Company consistent with current pricing; (ii) with a term of more than twenty-four months; (iii) that requires the development or acquisition of products or technology which the Company does not currently own and offer for sale or license to third parties (save for integration layer code or SOW commitments no longer than 6 months (including any extensions); (iv) for the sale or distribution of the Company’s products that includes minimum payments for any period after December 31, 2012 or exclusive relationships by the Company; or (v) pursuant to which the Company’s products are licensed on an unlimited basis for a fixed, flat fee;

(w) enter into any agreement (i) that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company (including, without limitation, any agreement containing a most favored nations pricing provision), or otherwise limiting the freedom of the Company to engage in any line or business or to compete with any other party, (ii) that contains a patent non-assert or a covenant not to sue, or (iii) that could result in the Parent or its subsidiaries (x) granting to any third party any right to or with respect to any intellectual property rights owned by, or licensed to Parent, or any of its subsidiaries, (y) being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (z) being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of the transactions contemplated hereby;

(x) incur expenses in any given quarter in excess of 110% of the expenses contained in the Company’s 2012 Budget (as such term is defined in that certain Third Amended and Restated Investor Rights Agreement, dated October 31, 2011, by and among the Company and certain other parties thereto) a copy of which is attached hereto as Schedule 4.1(x); or

(y) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(x) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

Parent acknowledges that any action taken with the written consent of Parent pursuant to this Section 4.1 and after written notification by the Company that such action will constitute a breach of a representation or warranty set forth in Article II or that is disclosed in Section 4.1 of the Disclosure Schedule, in each case that causes any representation and warranty set forth in Article II, as modified by the Disclosure Schedule, to be inaccurate as of the Closing Date, shall be deemed to not be a breach of such representation or warranty, but only to the extent specifically set forth in the written notification provided by the Company.

4.2 No Solicitation

. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement with respect to an Acquisition Proposal, (b) assist or cooperate with any person to make any Acquisition Proposal other than Parent, (c) furnish to any Person other than Parent any information that the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (d) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1 hereof, any Acquisition Proposal, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Notwithstanding anything to the contrary contained in this Section 4.2, in the event that, prior to the time that the Sufficient Stockholder Vote has been obtained, the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party which is determined to be, or which the board of directors of the Company has in good faith concluded is reasonably likely to become, a Superior Proposal, the Company may then take the following actions, but only if: (x) the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations to its stockholders under Delaware Law, (y) the Company has given Parent prior written notice of its intention to take any of the following actions; and (z) the Company shall have previously complied with the provisions of this Section 4.2: (i) furnish non-public information to the third party making such Acquisition Proposal, and (ii) engage in discussions or negotiations with the third party with respect to the Acquisition Proposal.

4.3 Procedures for Requesting Parent Consent

. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e mail or facsimile to both of the following individuals:

Helgi Bloom, VP Corporate Strategy & Development

Telephone: (781) 565-5076

E mail address: helgi.bloom@nuance.com

Garrison R. Smith, Associate General Counsel

Telephone: (781) 565-5277

E mail address: garrison.smith@nuance.com

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Stockholder Approval

.

(a) As soon as practicable after the date hereof, the Company shall use its reasonable best efforts to obtain the Sufficient Stockholder Vote, pursuant to a written stockholder consent in accordance with the DGCL and the Charter Documents of the Company. In connection with such written stockholder consent, the Company shall submit to the holders of Company Capital Stock the Soliciting Materials, which shall (i) include a solicitation of the approval of the holders of the Company Capital Stock to this Agreement and the Merger, (ii) specify that adoption of this Agreement shall constitute approval by the holders of Company Capital Stock of this Agreement, the obligations of the holders of Company Capital Stock under this Agreement and the appointment of Izhar Armony as Stockholder Representative, under and as defined in this Agreement, (iii) include a summary of the Merger and this Agreement, and (iv) include a statement that appraisal rights are available for the Company Capital Stock pursuant to the DGCL. Any materials to be submitted to the holders of Company Capital Stock in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent prior to distribution, such approval not to be unreasonably withheld or delayed, and shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement, and the transactions contemplated hereby, and the conclusion of the Company’s Board of Directors that the terms and conditions of the Merger are fair and reasonable to the holders of Company Capital Stock.

(b) Parent agrees to deliver to the Company, within 24 hours of its receipt of Soliciting Materials, a duly executed written consent approving the Merger in the form described in Section 5.1(a) above.

(c) Promptly following receipt of written consents of its holders of Company Capital Stock constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of this Agreement and the Merger by written consent of the holders of Company Capital Stock, pursuant to the applicable provisions of the DGCL and the Company’s Charter Documents (the “Stockholder Notice”), to all holders of Company Capital Stock that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the holders of Company Capital Stock of the Company and that appraisal rights are available for their Company Capital Stock pursuant to the DGCL, and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give holders of Company Capital Stock sufficient notice to the effect that no holder of Company Capital Stock will be able to exercise appraisal rights if such holder of Company Capital Stock has not perfected such appraisal rights in accordance with the DGCL.

5.2 Access to Information

. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and each Company Subsidiary, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (iii) all employees of the Company and each Company Subsidiary as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.3 Confidentiality

. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain letter agreement by and between Parent and the Company, dated as of July 13, 2011 (the “Confidential Disclosure Agreement”). In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company acknowledges and agrees not to engage in any transactions in the Parent’s common stock in violation of applicable insider trading Laws.

5.4 Expenses

. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal (other than the reasonable fees and expenses of counsel to the Company required to be incurred in connection with the matters described in Section 5.12 (the “HSR Fees”)), accounting, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.6 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses except as specifically provided below with respect to the Net Third Party Expenses. The Company shall, upon request of Parent, provide prompt updates regarding the amount of HSR Fees incurred, and management of the Company shall make itself available to the Parent on a regular basis to discuss the HSR Fees. Third Party Expenses of the Company and any Company Subsidiary shall also include any bonuses paid or to be paid to employees or consultants of the Company and all Tax liabilities associated with such bonuses and other compensatory payments in connection with the transactions contemplated by this Agreement (including pursuant to

Section 1.6(c) hereof). At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a statement of estimated Third Party Expenses incurred by the Company and each Company Subsidiary in a form reasonably satisfactory to Parent (the “Statement of Expenses”). The Statement of Expenses shall be accompanied by invoices from the Company’s legal, accounting, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses. The amount of any Third Party Expenses of the Company or any Company Subsidiary in excess of $1,500,000 (the “Net Third Party Expenses”) shall be deducted from the Merger Consideration pursuant to Section 1.6(a)(lxxxvii). The amount of any Third Party Expenses of the Company or any Company Subsidiary that are not reflected on the Statement of Expenses (“Excess Third Party Expenses”) shall be subject to the indemnification provision of Section 7.2 hereof and shall not be limited by the Threshold Amount or the maximum amount of indemnification provided in Section 7.6.

5.5 Public Disclosure

. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities Laws and the rules of The Nasdaq Stock Market or any other securities exchange on which shares of Parent common stock may be listed.

5.6 Consents

. The Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect.

5.7 Financial Statements

.

(a) The Company acknowledges that Parent may include the Year-End Financials and the Interim Financials, all in a form compliant with Regulation S-X promulgated under the Exchange Act (collectively, the “Required Financials”) in a registration statement or other filing made by Parent with the SEC.

(b) Within thirty (30) days following the last day of each fiscal quarter ending after October 31, 2011, the Company shall deliver, or cause to be delivered, to Parent the unaudited balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related consolidated unaudited statements of income, cash flow, and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100, and such quarterly financial statements shall be deemed “Interim Financials” under this Agreement. The Company, prior to the Effective Time, and the Stockholder Representative, on or after the Effective Time, shall, if requested by Parent, reasonably cooperate with Parent in causing the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions, consents, comfort letters, or other materials necessary for Parent to file the Required Financials in a registration statement or other filing made by Parent with the SEC or to comply with the reasonable request of an underwriter in connection with a public offering of Parent’s securities. Parent shall be entitled to include the information contained in the Financials in a registration statement or other filing made by Parent with the SEC is required in connection with Parent satisfying its reporting obligations under the Securities Act or the Exchange Act. The financial statements to be delivered pursuant to this Section 5.7 shall be referred to as the “Required Financials.”

(c) The Required Financials, when delivered, will (i) have been derived from the books and records of the Company, (ii) be true and correct in all material respects and (iii) fairly present the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP and Regulation S-X promulgated under the Exchange Act, except as indicated in the footnotes thereto.

5.8 Additional Documents and Further Assurances; Reasonable Efforts; Litigation

.

(a) Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

(b) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(c) Within three (3) business days following the signing of this Merger Agreement, each of Parent and the Company shall move to stay all litigation currently pending between them, during the period following the signing of the Merger Agreement until the Effective Time. The litigations to be stayed pursuant to this agreement include: Nuance v. Vlingo, Civil Action No. 09-cv-11414 USDC MA; Nuance v. Vlingo, Civil Action No. 09-cv-585 USDC DE; Vlingo v. Nuance, Civil Action No. 10-cv-621 USDC DE; Nuance v. Vlingo, Civil Action No. 11-cv-504 USDC DE; Vlingo v. Nuance, Civil Action No. 11-cv-11544; Nuance v. Vlingo, Civil

Action No. 11-cv-2195-BLS-2 Suffolk Superior Court; and Nuance v. Vlingo, Civil Action No. HC-10-C02938 High Court, London; Nuance v. Vlingo, Civ.A.No. 2011-01248 (S. MA); Nuance v. Vlingo, Civ.A.No. 5:08-cv-102-DF (E.D. Tex., Marshall Div.) (transferred to D. Mass.). In addition, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of the Parent and the Company agrees not to directly or indirectly (e.g., through a third party) institute any new litigation against one another, other than as necessary to enforce the terms of this Merger Agreement.

5.9 New Employment Arrangements

. Parent or the Surviving Corporation will offer all the Employees “at will” employment by Parent and/or the Surviving Corporation, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at will” employment will: (a) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (b) be subject to and in compliance with Parent’s applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement governing employment conduct and performance, (c) provide for benefits and compensation which are substantially similar in the aggregate to the benefits and compensation provided by the Company, excluding equity based compensation, prior to Closing (d) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been eligible, (e) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date, and (f) include agreements providing for non-competition with the business of the Company, Parent and the Surviving Corporation, non-solicitation of the customers and employees of the Company, Parent and the Surviving Corporation following the termination of such employee, arbitration and release of claims. Each employee of the Company or any Company Subsidiary who remains an employee of Parent, the Surviving Corporation or a Company Subsidiary after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Continuing Employees shall execute an Offer Letter and an Employee Proprietary Information, Inventions and Non-Competition Agreement.

5.10 Termination of 401(k) Plan

. If requested in writing by Parent no later than ten (10) days prior to the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (a “Company 401(k) Plan”). The Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Parent.

5.11 Section 280G

.

(a) The Company shall use commercially reasonable efforts to obtain a Section 280G Waiver from each Person who is “disqualified individual” (within the meaning of Section 280G), as determined immediately prior to the initiation of the solicitation of the requisite stockholder approval as described in Section 5.1(a), and who might otherwise receive or have the right or entitlement to receive a Section 280G Payment in connection with the transactions contemplated by this Agreement, unless the requisite stockholder approval of such Section 280G Payment is obtained.

(b) As soon as practicable following the delivery of the Section 280G Waiver, the Company shall submit to the holders of Company Capital Stock of the Company for approval (in a manner reasonably satisfactory to Parent), by such number of holders of Company Capital Stock of the Company as is required by Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to reasonable review and approval by Parent, which approval shall not be unreasonably withheld), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the holders of Company Capital Stock of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the vote of holders of Company Capital Stock (the “280G Stockholder Approval”), or (B) that the 280G Stockholder Approval was not obtained and as a consequence of the 280G Waivers, that such payments and/or benefits shall not be made or provided.

5.12 Reasonable Efforts; Regulatory Filings

. (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts (including instituting or prosecuting or defending a suit or claim in good faith with respect to any suit, objection, requirement or other action by the FTC, the DOJ, any other such Governmental Entity or any private party with respect to the transactions contemplated hereby) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, subject to Section 5.6, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control Laws of any applicable jurisdiction, as reasonably agreed by the parties to be required. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction or that Parent or the Company otherwise reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party hereto receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. For the avoidance of doubt, Parent shall be entitled, after consultation with the Company and consideration in good faith of the views of the Company, to make all strategic and tactical decisions as to the manner in which to obtain from any Governmental Entity any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the consummation of the Merger, including but not limited to, the timing and content of substantive submissions made to any Governmental Entity, the timing and content of responses to any query from a Governmental Entity whether written or verbal, to the extent permitted by law, the timing of compliance with any request by any Governmental Entity, and any and all material decisions related to any litigation with any Governmental Entity. Notwithstanding the foregoing, Parent shall diligently pursue (i) the termination or expiration of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act as soon as practicable and (ii) any required approvals from any court, administrative agency, commission, or other federal, state county, local or other foreign Governmental Entity, instrumentality, agency, or commission as soon as practicable, however Parent shall determine, in its sole discretion, the most appropriate way to achieve (i) and (ii), with reasonable consultation provided to the Company. The Company, through its counsel, shall be entitled, to the extent permitted by Law, to review all substantive written submissions made to any Governmental Entity, including but not limited to Parent’s HSR filing, prior to the submission being made, and the Company or its representative shall be entitled to attend by telephone or in person all conferences or meetings where any substantive oral or written presentations are made to the staff of any Governmental Entity, to the extent permitted by Law and approved, where necessary, by the relevant Governmental Entity. The Company, through its counsel, shall also be entitled to review any transcripts of testimony taken by any Governmental Entity or in connection with any court proceeding to the extent permitted by Law and approved, where necessary, by the relevant Governmental Entity.

(c) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Sub or any of their subsidiaries shall be required to, and the Company may not, in order to comply with any requirements under the HSR Act, without the prior written consent of Parent, consent to, or offer or agree to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of the business of the Company, the Surviving Corporation, Parent, Sub or any of their respective subsidiaries, (B) conduct, restrict, operate, invest or otherwise change the assets, business or portion of the business of the Company, the Surviving Corporation, Parent, Sub or any of their respective subsidiaries in any manner, or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Sub or any of their respective subsidiaries; provided, that if requested by Parent, the Company will consent to, or offer or agree to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Effective Time occurs.

(d) If the Closing Date shall not have occurred by July 1, 2012, Parent shall pay to the Company, by wire transfer of immediately available funds, the sum of $5,000,000, and shall pay to the Company an additional $5,000,000 on the first day of each ensuing month beginning on August 1, 2012 and continuing through December 1, 2012 to the extent that the Closing Date shall not have occurred by such date (each such payment, a “Monthly Payment, and collectively the “Monthly Payments”). For the avoidance of doubt, in no event shall Parent be required to pay to the Company more than $30,000,000 in the aggregate in Monthly Payments.

5.13 Repayment of Indebtedness

Prior to the Closing, to the extent that the Company has available cash, the Company shall have repaid and discharged all indebtedness for borrowed money owed by the Company or any Company Subsidiary (other than Indebtedness owed to the Company or any Company Subsidiary)(to the extent repaid the “Cancelled Company Indebtedness Amount”), caused all commitments related to such indebtedness to be terminated and caused all Liens in or upon any of the assets or properties of the Company or any Company Subsidiary arising from or in connection with such indebtedness to be forever satisfied, released and discharged and filed all documents necessary or desirable to effectuate or reflect in public record, such satisfaction release and discharge.

5.14 Notification of Certain Matters

. Each of the Company on the one hand, and Parent on the other hand, shall give prompt notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, assuming for the purposes of this notification that such representation or warranty were required to be true at or prior to the Effective Time (except to the extent such representation or warranty was expressly made as of a specified date), and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a party pursuant to this Section 5.14 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.15 Officer’s and Directors’ Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) indemnify and hold harmless each present and former director and officer of the Company and each present and former director and officer of each Company Subsidiary (collectively, the “Company Indemnities”), against any liabilities, losses, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and expenses) incurred or suffered by any of the Company Indemnities in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any Company Subsidiary would have been permitted under applicable Law and under the Company Certificate of Incorporation and Company Bylaws, or other organizational documents of any Company Subsidiary, in each case as in effect on the date of this Agreement, to indemnify such Company Indemnities and (ii) advance expenses as incurred by any Company Indemnities in connection with any matters for which such Company Indemnities is entitled to indemnification from Parent pursuant to this Section 5.15(a) to the fullest extent permitted under applicable Law or, if greater, under the Company Certificate of Incorporation and Company Bylaws, or other organizational documents of any Company Subsidiary; provided, however, that the Company Indemnities to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnities is not entitled to indemnification under applicable Law, the Company Certificate of Incorporation and Company Bylaws, or other organizational documents of any Company Subsidiary, or pursuant to this Section 5.15(a).

(b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form reasonably acceptable to Parent that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Parent shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) The terms and provisions of this Section 5.15 are intended to be in addition to the rights otherwise available to the Company Indemnitees by applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnitees and their respective heirs and representatives. The obligations under this Section 5.15 shall not be terminated or modified un such a manner as to adversely affect any Company Indemnitee to whom this Section 5.15 applies without the consent of such affected Company Indemnitee (it being expressly understood that the Company Indemnitees to whom this Section 5.15 applies shall be third party beneficiaries of this Section 5.15 and shall be entitled to enforce the covenants contained herein).

5.16 Tax Matters

(a) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law.

Parent shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date (each, a “Stub Period Tax Return”), and (subject to Section 5.16(b) hereof) shall pay, or cause to be paid, all Taxes due with respect to such Stub Period Tax Returns. Parent shall deliver a copy of any such Stub Period Tax Return at least twenty Business Days prior to the due date (taking into account any extension) for the filing of such Stub Period Tax Returns to Stockholder Representative. All such returns shall be prepared in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, except as required by applicable Law.

Parent shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company or its Subsidiaries for a Straddle Period (a “Straddle Period Tax Return”) and (subject to Section 5.16(b) hereof) shall pay, or cause to be paid, all Taxes due with respect to such Straddle Period Tax Returns. Parent shall deliver a copy of such Straddle Period Tax Return at least twenty Business Days prior to the due date for the filing of such Straddle Period Tax Return to Stockholder Representative. All such returns shall be prepared in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, except as required by applicable Law.

(b) With respect to Taxes of the Company and its Subsidiaries reflected on a Stub Period Tax Return or a Straddle Period Tax Return, Stockholder Representative shall pay to Parent the amount of such Taxes allocable to the Pre-Closing Tax Period or the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date; provided, however, that notwithstanding anything to the contrary in this Agreement, Stockholder Representative shall have no responsibility, liability or obligation to Parent or the Company pursuant to this Section 5.16, Article VII or otherwise for any Taxes of the Company arising from or attributable to the Upfront Payment or the Monthly Payments, except for interest, penalties and additions to Tax imposed as a result of the Company’s failure to timely pay any such Taxes that are due and payable on or prior to the Closing Date. The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date (except that amortization or depreciation deductions, other than for property place in service after the Closing), shall be allocated on a daily basis); Stockholder Representative shall make such payment at least two Business Days before payment of Taxes (including estimated Taxes) is due to the Taxing Authority.

(c) Parent and Stockholder Representative agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Parent and Stockholder Representative shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(d) Parent, the Company and its Subsidiaries, on the one hand, and Stockholder Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(e) Parent shall have control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Parent shall keep Stockholder Representative reasonably informed of the progress of any Tax Matter and shall consider in good faith any reasonable comments or suggestions offered by the Stockholder Representative.

(f) Stockholder Representative, on behalf of the Escrow Participants, shall be entitled to the amount of any refund or credit for the overpayment of Taxes of the Company and its Subsidiaries with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Company or its Subsidiaries prior to the Closing or by an Escrow Participant after the Closing) which refund or credit is actually recognized by Parent or its Subsidiaries (including the Company and its Subsidiaries) after the Closing by the receipt of cash or the reduction of Taxes that otherwise would have been paid in cash, net of any cost to Parent and its Affiliates attributable to the obtaining and receipt of such refund or credit, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund or credit was included as an asset in the calculation of the Merger Consideration. Parent shall pay, or cause to be paid, to Stockholder Representative any amount to which Stockholder Representative is entitled pursuant to the prior sentence within two Business Days of the receipt of the applicable refund or recognition of the credit by Parent or its Subsidiaries.

5.17 Registration Statements.

(a) Form S-8. With respect to the Company Unvested Options assumed pursuant to Section 1.6(c)(i) Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) relating to the shares of Parent Stock issuable pursuant to the exercise of such assumed Company Unvested Options. Such registration statement shall be filed no later than ten

(10) Business Days after the Effective Time and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any assumed Company Options remain outstanding. Parent shall, within ten (10) Business Days after the Effective Time, deliver to each holder of an assumed Company Option a written notice documenting the assumption of the Company Option. Such notice shall specify the number of shares of Parent Stock subject to the assumed Company Unvested Option, as well as the exercise price per share of Parent Stock subject to such assumed Company Unvested Option.

(b) Form S-3. If Parent elects to pay any of the Merger Consideration in shares of Parent Common Stock, Parent shall, at least five (5) Business Days prior to the Closing Date file a Registration Statement on Form S-3 (the “Registration Statement”) which shall register a number of shares of the Parent’s common stock (following the filing of a prospectus supplement to the Registration Statement) representing the maximum number of shares of Parent common stock Parent expects to issue to the stockholders of the Company at the Effective Time. Parent shall maintain the effectiveness of the Registration Statement from the date of filing, and thereafter in accordance with the provisions of Article VIII of this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger

. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b) No Injunctions, Litigation or Restraints; Illegality. No temporary restraining order, action, suit or claim, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

(c) Stockholder Approval. Holders of Company Capital Stock constituting the Sufficient Stockholder Vote shall have approved this Agreement, the Merger and the transactions contemplated hereby, including the appointment of the Stockholder Representative.

(d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(e) Governmental Approval. Any required approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign Governmental Entity, instrumentality, agency, or commission shall have been obtained.

6.2 Conditions to the Obligations of Parent and Sub

. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Calculation Date as though made on and as of the Calculation Date (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect, it being understood and agreed that, for the purposes of determining whether this condition has been satisfied with respect to the representation and warranty set forth in Section 2.14(j) hereof, Company Material Adverse Effect shall be deemed to include a material adverse effect on Parent and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b) Company Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been approved by all members of the Board of Directors of the Company (other than the director designated by Nuance), which approval shall not have been modified or revoked.

(c) Payoff Letters; Release of Liens. Parent shall have received from the Company payoff letters with respect to any and all Company Indebtedness. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 6.2(c) to this Agreement.

(d) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company (other than the director designated by Parent) and each Company Subsidiary effective as of the Effective Time.

(e) Appraisal Rights. The holders of no greater than ten percent (10%) of the outstanding Company Capital Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable Law with respect to such equity securities of the Company by virtue of the Merger.

(f) Notice; Right of First Refusal Requirements. The Company shall have delivered to Parent evidence of compliance with notice obligations with respect to the transactions contemplated by this Agreement, as set forth on Schedule 6.2(f) of this Agreement.

(g) Certificate of the Company. The Company shall deliver to Parent a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which represents that the conditions to the obligations of Parent and Sub set forth in this Section 6.2 have been satisfied in full (unless otherwise waived in accordance with the terms hereof).

(h) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) the Charter Documents, (ii) resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.

(i) Certificates of Good Standing. Parent shall have received (i) a long form certificate of good standing from the Secretary of State of the State of Delaware, and (ii) a good standing certificate from each jurisdiction in which the Company or a Company Subsidiary is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company and each Company Subsidiary.

(j) FIRPTA Certificate. Parent shall have received a copy of a properly executed statement for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.

(k) Termination of 401(k) Plans. If so requested by Parent, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be.

(l) Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the Stockholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.

(m) Employees. Each of David Grannan, Michael Phillips and John Nguyen (i) shall have signed an employment agreement (or an independent contractor agreement, as applicable) with Parent or the Surviving Corporation (the “Key Employees”) on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (iii) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Company following the Effective Time; provided, however, that none of clauses (i), (ii) or (iii) of this subsection (m) shall apply to any Key Employee whose employment has been terminated or suspended as a result of the death, disability (as defined in Code Section 22(e)(3)) or a family-related leave of absence that qualifies as such under the FMLA.

(n) Employee Non-Competition Agreements. Parent shall have executed Employee Proprietary Information, Inventions and Non-Competition Agreements with each Key Employee on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time.

(o) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened in writing, against Parent, the Sub or the Company, their respective properties or any of their respective officers or directors that could have the effect of preventing the Merger or the other transactions contemplated by the terms of this Agreement.

6.3 Conditions to Obligations of the Company

. The obligations of the Company and each of the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending against Parent, the Sub or the Company, their respective properties or any of their respective officers or directors that would have the effect of preventing the payment of all or a portion of the Merger Consideration pursuant to this Agreement or cause all or a portion of the Merger Consideration paid to be refunded, repaid, disgorged or otherwise restricted.

(c) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 6.3 hereof have been satisfied.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Survival of Representations, Warranties and Covenants

. The representations and warranties of the Company contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until 11:59 p.m. (New York time) on the twelve (12) month anniversary of the Closing Date (the “Survival Date”); provided, however, that the representations and warranties of the Company contained in Section 2.1, Section 2.2 and Section 2.4 hereof shall survive until 11:59 p.m. (New York time) on the thirty-six (36) month anniversary of the Closing Date (the “Additional Survival Date”); provided, further, that if, at any time prior to 11:59 p.m. (New York time) on the Survival Date, an Officer’s Certificate is delivered alleging Losses and a claim for recovery under Section 7.4(b), then the claim asserted in such notice shall survive the Survival Date until such claim is fully and finally resolved. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. All covenants and agreements contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.

7.2 Indemnification

. The Escrow Participants agree to, severally and not jointly, indemnify and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, Taxes, deficiencies, costs and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense, but excluding punitive, special, consequential or any multiple of damages (unless Parent has paid, or is obligated to pay, such damages in connection with a Third Party Claim) or diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of, or with respect to or in connection with (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement, (b) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, (c) any Excess Third Party Expenses, (d) any Dissenting Share Payments or (e) any and all Company Indebtedness, to the extent such Company Indebtedness exceeds the amount of Company Indebtedness deducted from the Merger Consideration pursuant to Section 1.6(a)(lxxxvii) (“Excess Company Indebtedness”). The Escrow Participants shall not have any right of contribution from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

7.3 Escrow Arrangements

.

(a) Escrow Fund. Promptly after the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Amount out of Merger Consideration otherwise deliverable to the Escrow Participants pursuant to Section 1.6 hereof and shall confirm such deposit in writing with the Escrow Agent, which notice shall confirm the Closing Date. Such deposit of the Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be governed solely by the terms set forth herein. The cash comprising the Escrow Fund shall be deposited by Parent with respect to each Escrow Participant without any act by them, in accordance with their respective Pro Rata Portions of the Escrow Amount. The Escrow Fund shall be partial security for the indemnity obligations provided for in Section 7.2 hereof. The Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. On or before the Closing Date the Company shall provide Parent with the maximum potential amounts payable to the Escrow Participants from the Escrow Fund. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Interests in the Escrow Fund shall be non-transferable.

(b) Indemnification Escrow Period; Distribution upon Termination of Indemnification Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m. (EST) on the Survival Date (the “Indemnification Escrow Period”); provided, however, that the Indemnification Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to 11:59 p.m. (EST) on the Survival Date. As soon as the Escrow Agent receives written notice that any such claims have been resolved in accordance with Section 7.4(d), the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims to the Escrow Participants. Deliveries of amounts out of the Escrow Fund to the Escrow Participants pursuant to this Section 7.3(b) shall be made in proportion to their respective Pro Rata Portions of the remaining Escrow Fund, with the amount of cash delivered to each Escrow Participant rounded down to the nearest cent. Any distribution of all or a portion of the cash in the Escrow Fund to the Escrow Participants shall be made by delivery of payment by check or wire transfer, as applicable, to each such Escrow Participant equal to the amount of cash being distributed, allocated among the Escrow Participants based on their Pro Rata Portion of the Escrow Amount, and, if by check, mailed by first class mail to such Escrow Participants’ address as set forth on the schedule delivered to the Escrow Agent at Closing (or to such other address as any such Escrow Participant may have previously instructed the Escrow Agent in writing). Any distribution of all or a portion of the cash in the Escrow Fund to Escrow Participants who are Optionholders on the schedule delivered to the Escrow Agent at Closing shall be made by remitting such payment to Parent, and Parent shall pay such amounts to the respective Optionholders less any required federal and state withholding taxes, which Parent shall cause to be paid to the applicable taxing authorities and which shall be treated for all other purposes under this Agreement as distributed to the Optionholders. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Parent in connection with the foregoing. The parties hereto agree that, for tax reporting purposes, any distribution from the Escrow Fund to the Escrow Participants shall be reportable on Internal Revenue Service Form 1099B for the tax year in which the distribution is made. Notwithstanding the foregoing, distributions made to the Parent on behalf of Optionholders shall be treated as returned to the Company and shall not be reported by the Escrow Agent.

(c) Protection of the Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Indemnification Escrow Period and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Section 7.3(c).

(ii) The Escrow Fund shall be invested in the Escrow Agent’s Money Market Insured Savings Account (the “Money Market Account”) and as described in Exhibit D hereto, and any interest paid on such cash shall be added to the Escrow Fund and shall be a part thereof. The Escrow Agent shall have no liability for any investment losses suffered absent gross negligence or willful misconduct. The parties hereto agree that Parent is the owner of the cash in the Escrow Fund and that all interest on or other taxable income, if any, earned from the investment of such cash in the Escrow Fund pursuant to this Agreement shall be treated for tax purposes as earned by Parent.

(iii) The parties hereto agree to provide the Escrow Agent, and the Stockholder Representative agrees to cause the Escrow Participants to provide, with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, immediately upon completion of the Closing.

7.4 Indemnification Claims

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(a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 7.4(a), an Indemnified Party may not recover any Losses under Section 7.2(a) unless and until one or more Officer’s Certificates identifying such Losses under Section 7.2(a), which, in the aggregate, exceed $1,500,000 (the “Threshold Amount”) has or have been delivered to the Stockholder Representative and the Escrow Agent as provided in Section 7.4(b) hereof, in which case the Indemnified Parties shall be entitled to recover those Losses so identified in excess of the Threshold Amount. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (b), (c), (d) and (e) of Section 7.2 hereof and (B) Losses resulting from any breach of a representation or warranty contained in Section 2.1, Section 2.2 or Section 2.4 hereof.

(b) Claims for Indemnification. In order to seek indemnification under Section 7.2, Parent shall deliver an Officer’s Certificate to the Stockholder Representative and the Escrow Agent at any time on or before 11:59 p.m. (New York time) on the Survival Date; provided, however, Parent may seek indemnification for a breach of a representation and warranty of the Company contained in Section 2.1, Section 2.2 and Section 2.4 hereof following the expiration of the Indemnification Escrow Period by delivering an Officer’s Certificate to the Stockholder Representative on or before the expiration of the Additional Survival Date. Unless the Stockholder Representative shall have delivered an Objection Notice pursuant to Section 7.4(c) hereof, the Escrow Agent shall promptly, and in no event later than the thirty-first (31st) day after its receipt of the Officer’s Certificate, deliver to the Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Officer’s Certificate. Any payment from the Escrow Fund to Indemnified Parties shall be made in cash, and shall be deemed to have been made pro rata amongst the Escrow Participants based on their respective Pro Rata Portions of the Escrow Amount. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(c) Objections to Claims for Indemnification. No payment shall be made under Section 7.4(b) if the Stockholder Representative shall object to the claim made in the Officer’s Certificate in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been delivered to Parent and the Escrow Agent prior to 11:59 p.m. (New York time) on the thirtieth (30th) day after its receipt of the Officer’s Certificate. If the Stockholder Representative does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 7.4(b).

(d) Resolution of Conflicts.

(i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.4(c), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, and such claim involves a claim against the Escrow Fund, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) At any time following delivery of an Objection Notice by the Stockholder Representative to Parent or in the event of any dispute arising pursuant to Article VII hereof, either Parent, on the one hand, or the Stockholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.

(e) Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article VII, Parent shall promptly notify the Escrow Agent (if the Third Party Claim is made by Parent prior to the release of the Escrow Fund) and the Stockholder Representative in writing of such claim. If the Third Party Claim may result in a claim against the Escrow Fund, the Stockholder Representative shall have 30 days after receipt of the Parent’s notice of a given Third-Party Claim to elect, at its option, to assume the defense of any such Third-Party Claim, in which case: (i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Stockholder Representative in connection with defending such Third-Party Claim shall be payable by such Stockholder Representative; (ii) the Parent shall not be entitled to be indemnified for any costs or expenses incurred by the Parent in connection with the defense of such Third-Party Claim; (iii) the Parent shall be entitled to monitor such defense at its expense; (iv) the Parent shall make available to the Stockholder Representative all books, records and other documents and materials that are under the direct or indirect control of the Parent or any of its Subsidiaries or other Affiliates and that the Stockholder Representative considers necessary or desirable for the defense of such Third-Party Claim; (v) the Parent shall execute such documents and take such other actions as the Stockholder Representative may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (vi) the Parent shall otherwise fully cooperate as reasonably requested by the Stockholder Representative in the defense of such Third-Party Claim; and (vii) the Stockholder Representative shall not enter into any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement agreement imposes on the Parent or any of its Subsidiaries or other Affiliates any obligation other than an obligation to pay monetary Damages in an amount less than the Escrow Fund. If the Stockholder Representative elects not to, or is not entitled to, defend such Third-Party Claim, then (i) the Parent shall diligently defend such Third-Party Claim and (ii) the Parent shall have no right to seek indemnification under this Article VII in respect of such Third-Party Claim for any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim entered into without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Escrow Participants in proportion to their respective Pro Rata Portions of the remaining Escrow Amount directly from the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”). As between Parent on the one hand and the Indemnifying Parties on the other, payment of Agent Indemnification Expenses are to be paid as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Escrow Participants in proportion to their respective Pro Rata Portions of the remaining Escrow Amount directly from the Escrow Fund; provided, however, that in the event the Escrow Participants’ portion of the Agent Indemnification Expenses cannot be satisfied from the Escrow Fund in full, the parties agree that Parent shall pay the shortfall of such Escrow Participants’ portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Escrow Participant equal to such Escrow Participant’s Pro Rata Portion of such amount without regard to any caps or other limits herein.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(ix) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.

(xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(xii) The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(g) Fees. All fees (including attorney’s fees) of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent previously delivered to Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all out of pocket costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(h) Successor Escrow Agents. Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

(i) Customer Identification Program. Each of the parties acknowledge receipt of the notice set forth on Exhibit E attached hereto and made part hereof and that information may be requested to verify their identities.

7.5 Stockholder Representative

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(a) By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Escrow Participants shall be deemed to have agreed to appoint Izhar Armony as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Escrow Participants to take all actions under this Agreement that are to be taken by the Stockholder Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to this Article VII, to give and receive notices and communications, to authorize a payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Escrow Participant or by any such Escrow Participant against any Indemnified Party or any dispute between any Indemnified Party and any such Escrow Participant, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Escrow Participants from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of at least a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. In the event a vacancy in the position of Stockholder Representative exists for fifteen (15) or more days, Parent shall have the right to petition a court of competent jurisdiction to appoint a replacement Stockholder Representative. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Escrow Participants.

(b) The Stockholder Representative represents and warrants to the Escrow Agent and Parent that it has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind each of the Escrow Participants to its terms, (ii) to give and receive directions and notices hereunder and (iii) to make all determinations that may be required or that it deems appropriate under this Agreement.

(c) Until notified in writing by the Stockholder Representative that it has resigned, or that it has been removed by at least two-thirds in interest of the Escrow Fund, the Escrow Agent and Parent may rely conclusively and act upon the directions, instructions and notices of the Stockholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Escrow Fund filed with the Escrow Agent.

(d) The Company and the Escrow Participants each hereby authorize the Stockholder Representative to:

(i) Receive all notices or documents given or to be given to the Escrow Participants pursuant hereto or in connection herewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Stockholder Representative may in its sole discretion deem appropriate; and

(iii) Take such action as the Stockholder Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Sub contained in this Agreement or in any document delivered by Parent or Sub pursuant hereto; (B) taking such other action as the Stockholder Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Stockholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VII and any waiver of any obligation of Parent or the Surviving Corporation.

(e) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Escrow Participants shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Escrow Participants and shall be final, binding and conclusive upon the Escrow Participants; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Escrow Participants. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.

7.6 Maximum Payments; Remedy

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(a) Except as set forth in Sections 7.6(c) and 7.6(d) hereof, the maximum amount the Indemnified Parties may recover from the Escrow Participants in the aggregate pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to the amounts held in the Escrow Fund.

(b) Except as set forth in Sections 7.6(c) and 7.6(d) hereof, the maximum amount the Indemnified Parties may recover from an Escrow Participant individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to each Escrow Participant’s Pro Rata Portion of the Escrow Fund.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of the Escrow Participants in respect of Losses arising out of breaches of the representations and warranties contained in Section 2.1, Section 2.2 and Section 2.4 hereof; provided, however, that the maximum amount an Indemnified Party may recover from each Escrow Participant individually pursuant to the indemnity set forth in Section 7.2 in respect of any such breach shall be limited to such Escrow Participant’s Pro Rata Portion of the Loss attributable to such breach, not to exceed such Escrow Participant’s Pro Rata Portion of the Merger Consideration actually received. Subject to the foregoing, the right of Parent to be indemnified from the Escrow Fund pursuant to this Article VII shall be the sole and exclusive remedy with respect to any matter for which an Indemnified Party may seek indemnification pursuant to Section 7.2. Except as set forth in this Article VII, no current or former stockholder, director, officer, employee, affiliate or advisor of the Company shall have any liability of any nature to Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation with respect to any breach of any representation or warranty contained in, or any other breach of, this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud (it is agreed and understood that the Survival Date and the Threshold Amount shall not apply in respect of any such Losses and that each Escrow Participant shall not be liable for more than such Escrow Participant’s Pro Rata Portion of the Losses resulting from such fraud).

(e) Without limiting the effect of any other limitation contained in this Article VII, for purposes of computing the amount of any Losses incurred by any Indemnified Party entitled to indemnification under this Article VII, there shall be deducted: (i) an amount equal to the amount of any tax benefit received by such Indemnified Party or any of its Affiliates in connection with such Losses or any of the circumstances giving rise thereto; and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or receivable by such Indemnified Party or any of its Affiliates in connection with such Losses or any of the circumstances giving rise thereto (it being understood that the Person entitled to receive, or whose Affiliates are entitled to receive, any such proceeds, payments or reimbursements shall use commercially reasonable efforts to obtain such proceeds, payments or reimbursements prior to seeking indemnification under this Article VII).

7.7 Purchase Price Adjustments

. Amounts paid to or on behalf of any person as indemnification under this Agreement shall be treated as adjustments to the Merger Consideration to the maximum extent permitted by Law.

7.8 Remedy

. Following the Closing, the parties agree that, except for the availability of injunctive or other equitable relief and claims relating to fraud, intentional or willful misrepresentation or willful breach, the rights to indemnification under this Article VII shall be the sole remedy that any Indemnified Party will have in connection with the transactions under this Agreement.

ARTICLE VIII

REGISTRATION

8.1 Filing and Effectiveness of Stockholder Registration Statement

. In the event that Parent elects to pay the Merger Consideration in shares of Parent Common Stock, then Parent shall file a prospectus supplement to the Registration Statement pursuant to Rule 424(b) under the Securities Act covering the resale to the public by the Escrow Participants of all shares representing the Merger Consideration (the “Supplement”, and together with the Registration Statement, the “Stockholder Registration Statement”), with the SEC immediately following the Effective Time. Parent shall use its reasonable best efforts to assist the Escrow Participants in allowing sales of shares representing the Merger Consideration to occur pursuant to the Stockholder Registration Statement. Parent shall cause the Stockholder Registration Statement to remain available for use until such time as all of the Merger Consideration is eligible for resale by non-affiliates pursuant to Rule 144 under the Securities Act or any other rule of similar effect without any volume or manner of sale restrictions or such earlier time as all of the Merger Consideration covered by the Stockholder Registration Statement has been sold pursuant thereto. Parent shall pay the expenses incurred by it in complying with its obligations under this Section 8.1 including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountants for Parent and other advisors or persons retained by Parent in connection with the filing of the Stockholder Registration Statement, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Escrow Participants in connection with sales under the Stockholder Registration Statement, and (ii) the fees and expenses of any accountants or attorneys retained by the Escrow Participants.

8.2 Limitations on Registration Rights

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(a) Parent may, upon a determination by its Board of Directors and by written notice to the Escrow Participants suspend the Stockholder Registration Statement after effectiveness and require that the Escrow Participants immediately cease sales of the Merger Consideration pursuant to the Stockholder Registration Statement, in the event that (1) Parent files a registration statement (other than a registration statement on Form S-8 or any successor form) or a prospectus supplement to an effective registration statement pursuant to Rule 424(b) under the Securities Act with the SEC for a public offering of its securities for its own behalf, or (2) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent’s Board of Directors determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

(b) If Parent delays or suspends the Stockholder Registration Statement or requires the Escrow Participants to cease sales of Merger Consideration pursuant to Section 8.2(a) hereof, Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement (with such Stockholder Registration Statement staying effective and remaining effective for the period contemplated by Section 8.1 above) and/or give written notice to all Escrow Participants authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to Escrow Participants given pursuant to this Section 8.2(b), and the Escrow Participants shall make no offers or sales of Merger Consideration pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

8.3 Registration Procedures

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(a) In connection with the filing by Parent of the Stockholder Registration Statement, Parent shall furnish to each Escrow Participant a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b) Parent shall use its reasonable best efforts to register or qualify all shares representing the Merger Consideration covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that Parent shall not be required in connection with this subparagraph to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c) Parent shall notify all Escrow Participants when the Stockholder Registration Statement has become effective and anytime when resales must cease or may be resumed.

(d) Parent shall prepare and file with the SEC such amendments and supplements to such Stockholder Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act.

(e) If Parent has delivered preliminary or final prospectuses to the Escrow Participants and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Parent shall promptly notify the Escrow Participants and, if requested by Parent, the Escrow Participants shall immediately cease making offers or sales of shares representing the Merger Consideration under the Stockholder Registration Statement and return all prospectuses to Parent. Parent shall promptly provide the Escrow Participants with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Escrow Participants shall be free to resume making offers and sales under the Stockholder Registration Statement.

(f) Parent shall cause all Merger Consideration to be listed on each securities exchange on which similar securities issued by Parent are then listed.

(g) If necessary, Parent shall provide a transfer agent, registrar and CUSIP number for the Merger Consideration in each case not later than the effective date of the Stockholder Registration Statement.

8.4 Requirements of Escrow Participants

.

(a) The Stockholder Representative is authorized to (i) give and receive notices for and on behalf of the Escrow Participants in connection with this Article VIII, and (ii) deliver, as promptly as practicable after receipt from Parent, to the Escrow Participants the Selling Stockholder Questionnaires in the form provided by Parent to the Stockholder Representative, and collect completed and duly executed Selling Stockholder Questionnaires from the Escrow Participants.

(b) Parent shall not be required to include any shares representing Merger Consideration held by a particular Escrow Participant in the Stockholder Registration Statement unless:

(i) the Escrow Participant owning such Merger Consideration shall have delivered to the Stockholder Representative not later than the Closing Date, in writing such information regarding such Escrow Participant and the proposed sale of Merger Consideration by such Escrow Participant as Parent may reasonably request and as is customarily required in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities (“Selling Stockholder Questionnaire”). The Selling Stockholder Questionnaire shall include an agreement by the Escrow Participants to indemnify Parent and each of its directors and officers against, and hold Parent and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Parent or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Escrow Participant furnished pursuant to this section, provided, however, that in no event shall such indemnification by any Escrow Participant exceed the net proceeds received by such Escrow Participant from the sale of Merger Consideration pursuant to the Stockholder Registration Statement (the “Net Proceeds”); and

(ii) the Stockholder Representative shall deliver to Parent all completed and executed Selling Stockholder Questionnaires as received. To the extent that any Selling Stockholder Questionnaires are delivered to Parent prior to the second business day before the date the Stockholder Registration Statement is filed with the SEC, Parent shall include the Merger Consideration represented by such Selling Stockholder Questionnaires in the Stockholder Registration Statement. To the extent any Selling Stockholder Questionnaires are delivered to Parent after such date, Parent shall use reasonable best efforts to include the Merger

Consideration represented by such Selling Stockholder Questionnaires in the Stockholder Registration Statement (including by either amending the Stockholder Registration Statement or filing a supplement to the Stockholder Registration Statement; provided, however, that in any event Parent shall not be obligated to file more than one (1) amendment or supplement in any 30-day period).

8.5 Assignment of Rights

.

(a) An Escrow Participant may not assign any of its rights under this Article VIII except in connection with the transfer of some or all of such Escrow Participant’s Merger Consideration to (i) an immediate family member, a charitable trust, or to a trust for the benefit of such Escrow Participant or his/her immediate family member, or (ii) a tax exempt organization under Section 501(c)(3) of the Code, provided each such transferee agrees in a written instrument delivered to Parent to be bound by the provisions of this Article VIII.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination

. Except as provided in this Section 9.1 and Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by unanimous agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by December 16, 2012 (provided, that if on such date Parent remains actively engaged in a good faith effort to satisfy the HSR closing condition, including, but not limited to, through discussion and negotiation with the DOJ or through any stage of litigation, such period shall be extended by up to a maximum of three (3) additional months and the Company shall have no ability to terminate this Agreement pursuant to this Section 9.1(b) during such period); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

(d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which: (i) prohibits Parent’s ownership or operation of any portion of the business of the Company or (ii) compels Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f) by Parent if (i) Parent has complied with its obligations set forth in Section 5.1(b) and (ii) the Company does not deliver evidence of the Sufficient Stockholder Vote by midnight (New York time) on the December 19, 2011; or

(g) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Amendment

. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.2, any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders and Optionholders whether or not they have signed such amendment.

9.3 Extension; Waiver

. Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.3, the Stockholders and Optionholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders and Optionholders whether or not they have signed such extension or waiver.

9.4 Effect of Termination

. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3, 5.4 and 5.5 hereof, Article VIII hereof and this Section 9.4 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

9.5 Termination Fees

. In the event that (x) this Agreement is terminated (i) by Parent pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(d) or (ii) by the Company pursuant to Section 9.1(b) or Section 9.1(c) after the date that is twelve (12) months following the date of this Agreement (provided, that if on such date Parent remains actively engaged in a good faith effort to satisfy the HSR closing condition, including, but not limited to, through discussion and negotiation with the DOJ or through any stage of litigation, such period shall be extended by up to a maximum of three (3) additional months (the “Extension Period”) and the Company shall have no ability to terminate this Agreement pursuant to this Section 9.5 during such Extension Period), and (y) as of the date of termination, (i) the condition set forth in Section 6.1(d) has not been satisfied and (ii) all conditions set forth in Section 6.2 (other than Section 6.2(o)) shall have been satisfied or waived, Parent shall pay to the Company (or its designee), within one Business Day of such termination, a fee equal to $30,000,000 (less the aggregate amount of all Monthly Payments previously paid to the Company pursuant to Section 5.12(d) hereof) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company. In the event that this Agreement is terminated by Parent pursuant to Section 9.1(f), the Company shall pay to Parent (or its designee), within one Business Day of such termination, a fee equal to $30,000,000 by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices

. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

Nuance Communications, Inc.

1 Wayside Road

Burlington, MA 01803

Attention: Senior Vice President Corporate Development

Facsimile No.: (781) 565-5001

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

1700 K Street N.W., Fifth Floor

Washington, D.C. 20006

Attention: Robert Sanchez, Esq.

Facsimile No.: (202) 973-8899

(b)	if to the Stockholder Representative or the Company, to:

Charles River Ventures

One Broadway

15th Floor

Cambridge, MA 02142

Attention: Izhar Armony

Facsimile No.: (781) 768-6100

and

Vlingo Corporation

17 Dunster Street

Suite 300

Cambridge MA 02138

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston MA 02116

Attention: Susan Mazur, Esq. and John Chory, Esq.

Facsimile No.: (617) 948-6001

(c)	if to the Escrow Agent, to:

U.S. Bank National Association

Corporate Trust Services

225 Asylum Street, 23rd Floor

Hartford, CT 06103

Attn: Art Blakeslee

Ref: Nuance-Vertigo

Tel:(860) 241-6859

Fax:(866) 350-2126

10.2 Interpretation

. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 Counterparts

. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement; Assignment

. This Agreement, the Related Agreements, the Exhibits hereto, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of the parties hereto, other than by Parent in connection with a Parent change of control.

10.5 Severability

. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance

. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law; Venue

. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.8 Rules of Construction

. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Nothing in the Disclosure Schedule hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. In addition, each of the parties acknowledges and agrees that any purchase price adjustment as a result of the application of any provision of this Agreement, the Related Agreements or any of the other agreements contemplated hereby or thereby does not prejudice or limit in any respect whatsoever any party’s rights to indemnification under any other provision of this Agreement, the Related Agreements or any other agreements contemplated hereby or thereby, except to the extent that such a recovery would result in a duplication of damages. All references to dollars or “$” shall refer to U.S. dollars unless otherwise indicated.

10.9 Successors and Assigns

. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.10 Third Party Beneficiaries

. Except for the provisions of Section 5.15 and the provisions of Article VII relating to director and officer indemnification, the Indemnified Parties and the Escrow Participants, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

10.11 Waiver of Jury Trial

. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Thomas L. Beaudoin
Name:	Thomas L. Beaudoin
Title:	Executive Vice President and Chief Financial Officer

VLINGO CORPORATION

By:	/s/ David L. Grannan
Name:	David L. Grannan
Title:	President and CEO

VERTIGO ACQUISITION CORPORATION

By:	/s/ Thomas L. Beaudoin
Name:	Thomas L. Beaduoin
Title:	President

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE

/s/ Izhar Armony
Name: Izhar Armony

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent:

By:	/s/ Arthur L. Blakeslee
Name:	Arthur L. Blakeslee
Title:	Vice Presdient

[Signature Page to Agreement and Plan of Merger]